Exhibit 10.1
EXECUTION COPY
FIVE-YEAR REVOLVING
CREDIT FACILITY AGREEMENT
Dated as of March 1, 2023
among
XYLEM INC.,
THE LENDERS NAMED HEREIN,
CITIBANK, N.A.,
as Administrative Agent
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent
and
ING CAPITAL LLC,
as Sustainability Structuring Agent
_____________________________________________
BNP PARIBAS, and
WELLS FARGO BANK, N.A.,
as Documentation Agents
CITIBANK, N.A.,
BNP PARIBAS SECURITIES CORP.
ING BANK N.V., DUBLIN BRANCH,
JPMORGAN CHASE BANK, N.A., and
WELLS FARGO SECURITIES, LLC,
as Lead Arrangers and Joint Bookrunners
[S&S Ref. No. 35609/00068]

AMERICAS/2023579349.7

TABLE OF CONTENTS
AMERICAS/2023579349.7    i

AMERICAS/2023579349.7    ii

AMERICAS/2023579349.7    iii

SECTION 10.20. Treatment of Certain Information; Confidentiality	100
SECTION 10.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	101

EXHIBITS
Exhibit A-1    Form of Revolving Borrowing Request
Exhibit A-2    Form of Swing Line Borrowing Request
Exhibit B    Form of Assignment and Assumption
Exhibit D-1    Form of Borrowing Subsidiary Agreement
Exhibit D-2    Form of Borrowing Subsidiary Termination
Exhibit E    Form of Issuing Bank Agreement
Exhibit F    Form of Note
Exhibit G    Form of US Tax Certificate
Exhibit H    Form of KPI Compliance Certificate
SCHEDULES
Schedule I    Commitments
Schedule II    Sustainability Table
Schedule 2.04    Existing Letters of Credit
Schedule 6.01    Existing Indebtedness
Schedule 6.02    Existing Liens

AMERICAS/2023579349.7    iv

FIVE-YEAR REVOLVING CREDIT FACILITY AGREEMENT (as it may be amended, supplemented or otherwise modified, this “Agreement”) dated as of March 1, 2023, among XYLEM INC., an Indiana corporation (the “Company”); each Borrowing Subsidiary party hereto; the lenders listed in Schedule I (the “Initial Lenders”); and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
The parties hereto agree as follows:
Article I

DEFINITIONS
Section 1.01.Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR Borrowing” shall mean a Revolving Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any Revolving Loan, denominated in Dollars, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“Accession Agreement” shall have the meaning assigned to such term in Section 2.11(e).
“Administrative Fees” shall have the meaning assigned to such term in Section 2.06(b).
“Adjusted Term SOFR” shall mean, for purposes of any calculation, an interest rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.10%; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.
“Agents” shall mean the Administrative Agent and the Sustainability Structuring Agent.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.
“Aggregate Credit Exposure” shall mean the aggregate amount of all the Lenders’ Credit Exposures.
“Agreement Currency” shall have the meaning assigned to such term in Section 10.16(b).
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or Adjusted Term SOFR, respectively.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Company or the Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Percentage” shall mean on any date, with respect to Term Benchmark Loans, ABR Loans, the Facility Fee or the L/C Participation Fee, as the case may be, the applicable percentage set forth below under the caption “Term Benchmark Spread,” “Alternate Base Rate Spread”, “Facility Fee Percentage” or “L/C Participation Fee Percentage,” as the case may be, based upon the Ratings in effect on such date:

	Term Benchmark Spread	Alternate Base Rate Spread	Facility Fee Percentage	L/C Participation Fee Percentage
Category 1
A3 or higher by Moody’s; A- or higher by S&P; A- or higher by Fitch	0.910%	0.000%	0.090%	0.910%
Category 2
Baa1 or higher by Moody’s; BBB+ or higher by S&P; BBB+ or higher by Fitch	1.025%	0.025%	0.100%	1.025%
Category 3
Baa2 by Moody’s; BBB by S&P; BBB by Fitch	1.125%	0.125%	0.125%	1.125%
Category 4
Baa3 by Moody’s; BBB- by S&P; BBB- by Fitch	1.200%	0.200%	0.175%	1.200%
Category 5
Lower than Baa3 by Moody’s; Lower than BBB- by S&P; Lower than BBB- by Fitch	1.250%	0.250%	0.250%	1.250%

provided, that (x) each of the Term Benchmark Spread, Alternate Base Rate Spread and L/C Participation Fee Percentage set forth above (collectively, the “Spreads”) shall be adjusted from time to time based upon the Sustainability Spread Adjustment (to be calculated and applied as set forth in Section 2.24) and (y) the Facility Fee Percentage set forth above (the “Facility Fee Percentage”) shall be adjusted from time to time based upon the Sustainability Fee Adjustment (to be calculated and applied as set forth in Section 2.24).
For purposes of the foregoing:
AMERICAS/2023579349.7    2

(a)    if only one of the Rating Agencies shall have in effect a Rating, then the Category shall be determined by reference to the available Rating;
(b)     if two Rating Agencies shall have in effect a Rating, and such Ratings differ by one level, then the Category for the higher of the two Ratings shall apply (with the Rating for Category 1 being the highest and the Rating for Category 5 being the lowest);
(c)     if two Rating Agencies shall have in effect a Rating, and there is a split in Ratings of such Rating Agencies of more than one level, then the Category that is one level below the higher of the two Ratings shall apply;
(d)    if three Rating Agencies shall have in effect a Rating, and any two or three of the Ratings are the same, then the Category shall be determined by reference to such Ratings; and
(e)     if three Rating Agencies shall have in effect a Rating and each Rating is in a different Category, the Category that is in between the other two Ratings shall apply.
Each change in the Applicable Percentage resulting from a publicly announced change in the Rating after the Closing Date shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of any such Rating Agency shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agencies or shall select a replacement Rating Agency and, pending the effectiveness of any such amendment or replacement, for purposes of determining the Category the Rating of the affected Rating Agency shall be deemed to be the Rating of such Rating Agency as most recently in effect prior to such change or cessation.
“Applicable Share” of any Lender at any time shall mean the percentage of the Total Revolving Commitment represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Share” shall mean the percentage of the Total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments shall be terminated pursuant to Article VII, the Applicable Shares of the Lenders shall be based upon the Revolving Commitments in effect immediately prior to such termination, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee in the form of Exhibit B.
“Available Tenor” shall mean, as of any date of determination and with respect to any then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest
AMERICAS/2023579349.7    3

calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.23(d).
“Bail-In Action” has the meaning specified in Section 10.21.
“Bankruptcy Event” shall mean, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or in the good faith judgment of the Administrative Agent has consented to, approved of, or acquiesced in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (a) any ownership interest or the acquisition of any ownership interest in, or the exercise of control over, such Person by a Governmental Authority or instrumentality thereof or (b) in the case of a solvent Lender organized under the laws of The Netherlands, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof, under or based on the law of the country where such Lender is subject to home jurisdiction supervision, if applicable law requires that such appointment not be publicly disclosed, provided, further, in each such case, that such ownership interest or such action, as applicable, does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm its obligations hereunder.
“Baseline” shall mean, in relation to any Key Performance Indicator, the number set out under the heading “Baseline 2022” in Schedule II (Sustainability Table).
“Benchmark” shall mean, initially, the Relevant Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to such Relevant Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.23(a).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for
AMERICAS/2023579349.7    4

determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark for any currency:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (or if agreed by the Administrative Agent and the Company, the earlier of): (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark for any currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
AMERICAS/2023579349.7    5

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” shall mean, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark for any currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.23 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.23.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” shall mean the Board of Directors of a Borrower or any duly authorized committee thereof.
“Borrower” shall mean the Company or any Borrowing Subsidiary.
“Borrowing” shall mean a Revolving Borrowing or a Swing Line Borrowing.
“Borrowing Subsidiary” shall mean any Subsidiary which shall have become a Borrowing Subsidiary as provided in Section 10.15, other than any Subsidiary that shall have ceased to be a Borrowing Subsidiary as provided in Section 10.15.
“Borrowing Subsidiary Agreement” shall mean an agreement in the form of Exhibit D-1 hereto duly executed by the Company and a Subsidiary.
“Borrowing Subsidiary Termination” shall mean an agreement in the form of Exhibit D-2 hereto duly executed by the Company and a Borrowing Subsidiary.
“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day and when used in
AMERICAS/2023579349.7    6

connection with Swing Line Loans, the term “Business Day” shall also exclude any day that banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.
“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.
“CFC” shall mean (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.
A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons shall have acquired beneficial ownership of more than 30% of the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated, elected or approved prior to their election by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any change in applicable law or regulation or in the interpretation, promulgation, implementation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law); provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Closing Date” shall mean the date hereof.
“Closing of the Significant ESG Event” shall mean the date on which the applicable Significant ESG Event has been consummated and the related agreements documenting such Significant ESG Event are in full force and effect.
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and the Treasury regulations promulgated thereunder.
“Commitments” shall mean the Revolving Commitments, the L/C Commitments and the Swing Line Commitments.
“Communication” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the
AMERICAS/2023579349.7    7

Administrative Agent or any Lender by means of electronic communications pursuant to Section 10.01, including through the Platform.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated February 13, 2023 related to the credit facility established by this Agreement.
“Consenting Lender” shall have the meaning assigned to such term in Section 2.11(d).
“Conforming Changes” shall mean, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Company may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement in consultation with the Company).
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation for such period and amortization of intangible and capitalized assets for such period, (iv) any losses during such period attributable to the disposition of assets other than in the ordinary course of business, (v) any other unusual and non-recurring non-cash charges for such period, (vi) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary, (vii) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (viii) any unrealized non-cash losses for such period attributable to accounting in respect of Hedging Agreements and (ix) the cumulative effect of changes in accounting principles, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any gains during such period attributable to the disposition of assets other than in the ordinary course of business, (ii) any other unusual and non-recurring non-cash gains for such period, (iii) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, (iv) any unrealized non-cash gains for such period attributable to accounting in respect of Hedging Agreements, (v) the cumulative effect of changes in accounting principles and (vi) any cash payments made during such period with respect to noncash items added back (or that would have been added back had this Agreement been in effect) in computing Consolidated EBITDA for any prior period. For purposes of calculating Consolidated EBITDA for any period to determine the Leverage Ratio, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.03(b).
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“Consolidated Interest Expense” shall mean, for any period, the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense for any period during which the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition shall be calculated after giving pro forma effect thereto in accordance with Section 1.03(b).
“Consolidated Net Income” shall mean, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Tangible Assets” shall mean at any time the total of all assets appearing on the most recent consolidated balance sheet of the Company and its Subsidiaries delivered under Section 5.03(a) or (b) (or, prior to the delivery of any such balance sheet, the most recent balance sheet referred to in Section 3.05(a)), less the sum of the following items as shown on such consolidated balance sheet:
(i)    the book amount of all segregated intangible assets, including such items as good will, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expense less unamortized debt premium;
(ii)    all depreciation, valuation and other reserves;
(iii)    current liabilities;
(iv)    any minority interest in the shares of stock (other than Preferred Stock) and surplus of Subsidiaries; and
(v)    deferred income and deferred liabilities.
“Consolidated Total Indebtedness” shall mean, as of any date, the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP; provided that, for purposes of this definition, the term “Indebtedness” shall not include guarantees or contingent obligations, or obligations in respect of Hedging Agreements, of the Company or any Subsidiary except to the extent reflected as indebtedness on the balance sheet of the Company in accordance with GAAP, and for the avoidance of doubt excluding items appearing solely in footnotes.
“Credit Exposure” shall mean, with respect to any Lender at any time, the Revolving Credit Exposure of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus such Lender’s Swing Line Exposure.
“Credit Party” shall mean the Administrative Agent, any Issuing Bank or any Lender.
“Declining Lender” shall have the meaning assigned to such term in Section 2.11(d).
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii)
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fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii), such payment is the subject of a good faith dispute, (b) has notified the Company, any other Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, unless such Lender has notified the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Dollar Equivalent” shall mean, with respect to any amount denominated in Euro on any date, the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia, other than any Subsidiary that is a CFC.
“Effective Date” shall mean the first date on which the conditions set forth in Section 4.02 are satisfied.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan other than events for which
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the 30 days’ notice period has been waived; (b) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (g) the occurrence of a “prohibited transaction” with respect to which the Company or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), or with respect to which the Company or any such Subsidiary could otherwise be liable.
“EURIBO Rate” shall mean, for any Interest Period, the EURIBO Screen Rate as of 11:00 a.m., Brussels time, on the day that is two TARGET Days before the first day of such Interest Period, as the rate for deposits of Euros with a maturity comparable to such Interest Period. Notwithstanding the foregoing, if the EURIBO Rate, determined as provided above, would otherwise be less than the Floor, then the EURIBO Rate shall be deemed to be the Floor for all purposes.
“EURIBO Screen Rate” shall mean, in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the European Money Markets Institute for such Interest Period as set forth, in the case of Revolving Loans, on the applicable Bloomberg screen (and if such service ceases to be available, another service displaying the appropriate rate designated by the Administrative Agent) or, in the case of Swing Line Loans, the applicable Thompson Reuters screen (and if such service ceases to be available, another service displaying the appropriate rate designated by the Sub-Agent).
“Euro” and “€”shall mean the single currency unit of the member States of the European Union that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Euro Equivalent” shall mean, with respect to any amount in Dollars, the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to Euro on the Oanda website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.
“Event of Default” shall have the meaning assigned to such term in Article VII.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean, with respect to any Credit Party (including any assignee of or successor to a Credit Party and any Participant) and any other recipient of any payment to be made by or on account of any obligation of a Borrower under this Agreement or any Loan Documents: (a) income or franchise Taxes imposed on (or measured by) net income (however denominated) (I) by the United States of America, or by the jurisdiction under the laws of which such Credit Party (including any assignee of or successor to such Credit Party and any Participant or other recipient) is organized or in which its principal office is located or, in the
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case of any Lender, in which its applicable lending office is located or (II) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Company is located, (c) any Tax attributable to the Lender’s failure to comply with Section 2.19(f) (including as a result of any inaccurate or incomplete documentation), (d) in the case of a Non-US Lender (other than an assignee pursuant to a request by a Borrower under Section 2.20(b)), any US Federal withholding Taxes with respect to an applicable interest in a Loan or Commitment resulting from any law in effect on the date such Non-US Lender acquires such interest in the Loan or Commitment or designates a new lending office, except to the extent that such Non-US Lender (in the case of the designation of a new lending office) or its assignor, if any was entitled, at the time of acquisition of such interest in the Loan or Commitment or the designation of a new lending office, to receive additional amounts from a Borrower with respect to such withholding Taxes pursuant to Section 2.19(a), and (e) any Taxes imposed with respect to the requirements of FATCA.
“Existing Credit Agreement” shall mean the Five-Year Revolving Credit Facility Agreement dated as of March 8, 2019, among the Company, certain lenders and Citibank, N.A., as administrative agent, as amended.
“Existing Letter of Credit” shall mean each letter of credit previously issued for the account of any Borrower under the Existing Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 2.04.
“Existing Maturity Date” shall have the meaning assigned to such term in Section 2.11(d).
“Facility Fee” shall have the meaning assigned to such term in Section 2.06(a).
“Facility Fee Percentage” shall have the meaning set forth in the definition of Applicable Percentage.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations and any official governmental interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between the United States of America and any other relevant jurisdiction entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate; provided that if such rate shall be less than the Floor, such rate shall be deemed to be the Floor.
“Fees” shall mean the Facility Fee, the Administrative Fees, the L/C Participation Fees and the Issuing Bank Fees.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, controller, assistant controller, treasurer, associate or assistant treasurer or director of treasury services of such Person.
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“Fitch” shall mean Fitch Ratings, a wholly owned subsidiary of Fitch Group, Inc., or any of its successors.
“Floor” shall mean a rate of interest equal to 0.0%.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.
“GHG Emissions” shall mean the total absolute greenhouse gas emissions of (i) the Company and (ii) the Subsidiaries, measured in aggregate metric tons CO2e, and that are Scope 1 (direct) or 2 (indirect, market-based) emissions according to the World Business Council for Sustainable Development’s (WBCSD) Greenhouse Gas Protocol.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement. The “amount” or “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Increasing Lender” shall have the meaning assigned to such term in Section 2.11(e).
“Indebtedness” of any Person shall mean all indebtedness representing money borrowed or the deferred purchase price of property (other than trade accounts payable) or any capitalized lease obligation, which in any case is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise). For the avoidance of doubt, the term Indebtedness shall not include obligations under Hedging Agreements.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by a Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial KPI Metrics Report” shall mean the report audited by the KPI Metrics Auditor, with a statement of limited assurance on the Baseline in connection with each KPI Metric, pertaining to calendar year 2022, which shall be delivered by the Company to the
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Administrative Agent and Sustainability Structuring Agent no later than May 31, 2023 or such later date as may be approved by the Sustainability Structuring Agent and the Required Lenders.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable thereto, and with respect to a Term Benchmark Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan, (c) with respect to any Swing Line Loan, the last day of the Interest Period applicable thereto and (d) with respect to any Loan, the Maturity Date or the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type.
“Interest Period” shall mean, (a) as to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter, as the applicable Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) as to any Swing Line Borrowing, the period commencing on the date of such Borrowing and ending seven days thereafter. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“IRS” shall mean the United States Internal Revenue Service.
“Issuing Bank” shall mean (a) Citibank N.A., (b) BNP Paribas, (c) ING Bank N.V., Dublin Branch, (d) JPMorgan Chase Bank, N.A., (e) Wells Fargo Bank, National Association, and (f) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(i)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.04 with respect to such Letters of Credit).
“Issuing Bank Agreement” shall mean an agreement in substantially the form of Exhibit E.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.06(c).
“Judgment Currency” shall have the meaning assigned to such term in Section 10.16(b).
“KPI Metrics” shall mean, collectively, the GHG Emissions, the Reduction of Customer’s CO2e Footprint and the Percent Global Supply Chain Spend Reporting to EcoVadis or Equivalent Reporting, and each a “KPI Metric”.
“KPI Compliance Certificate” shall mean an annual certificate substantially in the form set out in Exhibit H signed by a Responsible Officer of the Company attaching (a) true and
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correct copies of each KPI Metrics Report for the immediately preceding calendar year and setting forth each of the Sustainability Fee Adjustment and the Sustainability Spread Adjustment for the period covered thereby and for the KPI Metrics disclosed therein, and computations in reasonable detail in respect thereof and (b) a review report of the KPI Metrics Auditor containing its customary limited assurances with respect to the computations in such KPI Metrics Report.
“KPI Compliance Certificate Inaccuracy” shall have the meaning assigned to such term in Section 2.24(c).
“KPI Discount Threshold” shall mean, with respect to each KPI Metric, the applicable discount threshold set forth in the Sustainability Table.
“KPI Metrics Auditor” shall mean a qualified external reviewer, independent of the Company and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing. As of the date hereof, the term KPI Metrics Auditor shall mean Lloyd’s Register Quality Assurance; provided that a replacement KPI Metrics Auditor may be designated from time to time by the Company (i) if such replacement KPI Metrics Auditor shall be (A) a qualified external reviewer, independent of the Company and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing designated by the company or (B) another firm designated by the Company and agreed to by the Administrative Agent and the Sustainability Structuring Agent and (ii) if the methodology used in the KPI Metrics Report by such replacement KPI Metrics Auditor would result in a material deviation from the Baseline set forth in the Sustainability Table for any KPI Metric, the Baseline (and related discount and penalty thresholds) for such KPI Metric shall be recast based on the methodology used by the replacement KPI Metrics Auditor unless otherwise approved by the Required Lenders.
“KPI Metrics Report” shall mean, with respect to any calendar year, a report that may take the form of any nonfinancial disclosure of the Company’s performance of one or more KPI Metrics prepared by or on behalf of the Company for one or more KPI Metrics for a specific calendar year. Such KPI Metrics Report shall be audited by the KPI Metrics Auditor with a statement of limited assurance.
“KPI Penalty Threshold” shall mean, with respect to each KPI Metric, the applicable penalty threshold set forth on the Sustainability Table.
“L/C Commitment” shall mean (a) in the case of each of Citibank N.A., BNP Paribas, ING Bank N.V., Dublin Branch, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., $20,000,000 and (b) in the case of any other Issuing Bank, the amount determined by agreement among the Company, such Issuing Bank and the Administrative Agent and set forth in the Issuing Bank Agreement of such Issuing Bank; provided that the L/C Commitment of any Issuing Bank may be reduced from time to time by notice from the Company to such Issuing Bank.
“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in Euro) plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter
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of Credit denominated in Euro). The L/C Exposure of any Lender at any time shall mean its Applicable Share of the aggregate L/C Exposure at such time.
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.06(c).
“Lead Arrangers” shall mean Citibank, N.A., BNP Paribas Securities Corp., ING Bank N.V., Dublin Branch, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.
“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.04 and any Existing Letter of Credit.
“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” shall mean the Initial Lenders, each Swing Line Lender and their respective successors and assigns.
“Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Total Indebtedness at such time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended at or most recently prior to such time.
“Lien” shall mean, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, charge or other encumbrance on, of, or in such property or asset.
“Loan” shall mean a Revolving Loan, whether made as a Term Benchmark Loan or an ABR Loan, as permitted hereby, or a Swing Line Loan. For the purposes of determining the unutilized amount of each Lender’s Revolving Commitment at any time, the amount of each Loan of such Lender that is outstanding in Euro shall be deemed to be the Dollar Equivalent of the amount of such Loan.
“Loan Documents” shall mean this Agreement, the Letters of Credit, the Borrowing Subsidiary Agreements, any Issuing Bank Agreements, and promissory notes, if any, issued pursuant to Section 10.04(f).
“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Margin Stock” shall have the meaning given such term under Regulation U of the Board.
“Material Acquisition” shall mean any acquisition of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.
“Material Adverse Effect” shall mean an event or condition that has resulted in a material adverse effect on (a) the business or financial condition of the Company and its
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Subsidiaries, taken as a whole, (b) the ability of any Borrower to perform any of its material obligations under any Loan Document or (c) the enforceability of the Lenders’ rights under any Loan Document.
“Material Disposition” shall mean any sale, transfer or other disposition of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000,000.
“Material Indebtedness” shall mean Indebtedness (other than the Loans, Letters of Credit and guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements or Securitization Transactions, of any one or more of the Company and the Subsidiaries in an aggregate principal amount of $175,000,000 or more.
“Maturity Date” shall mean the fifth anniversary of the Closing Date, as such date may be extended pursuant to Section 2.11(d).
“MNPI” shall mean material information concerning the Company, the Subsidiaries or any controlled Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” shall mean information concerning the Company, the Subsidiaries or any controlled Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any of its successors.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Total Indebtedness minus Unrestricted Cash and Cash Equivalents at such time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended at or most recently prior to such time.
“Non-Speculative Hedging Agreements” shall mean (a) Hedging Agreements entered into to hedge or mitigate risks, and not for speculative purposes, in the course of the Company or any Subsidiary’s business (other than in respect of Equity Interests or Indebtedness of the Company or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
“Non-US Lender” shall mean a Lender that is not a US Person.
“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such
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proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of L/C Disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Company or any Subsidiary under this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment and performance of all other obligations of each Borrower under or pursuant to this Agreement and each of the other Loan Documents.
“Other Connection Taxes” shall mean, with respect to any Credit Party (including any assignee of or successor to a Credit Party and any Participant), Taxes imposed as a result of a present or former connection between such Credit Party (including any assignee of or successor to a Credit Party and any Participant) and the jurisdiction imposing such Tax (other than connections arising from such Credit Party (including any assignee of or successor to a Credit Party and any Participant) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).
“parent” shall have the meaning given such term in the definition of subsidiary.
“Participant” shall have the meaning assigned to such term in Section 10.04(d).
“Participant Register” has the meaning assigned to such term in Section 10.04(d).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Percent Global Supply Chain Spend Reporting to EcoVadis or Equivalent” shall mean the percent of the global supply chain spend by the Company, from suppliers to the Company or its Subsidiaries that have disclosure of sustainability information available via EcoVadis (or equivalent).
“Permitted Encumbrances” shall mean:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code),
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arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
(c)    pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in the preceding clause (i);
(d)    pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (but excluding obligations constituting Indebtedness) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations described in clause (i) above;
(e)    pledges or Liens necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Company or a Subsidiary or required in connection with the institution by the Company or a Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or a Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Company or a Subsidiary to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;
(f)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Article VII;
(g)    any Lien on property in favor of the United States of America, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract;
(h)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(i)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with depository institutions or securities intermediaries; provided that such deposit accounts, securities accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking or other regulations;
(j)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;
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(k)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement;
(l)    any Lien affecting property of the Company or any Subsidiary securing Indebtedness of the United States of America or a State thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in the opinion of the Company to meet environmental criteria with respect to manufacturing or processing operations of the Company or any Subsidiary and the proceeds of which Indebtedness have financed the cost of acquisition of such program, and renewals or extensions of any such Lien that do not extend to additional assets or increase the amount of the obligations secured thereby; and
(m)    contractual rights of set-off not established to secure the payment of Indebtedness.
“Person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Company or any ERISA Affiliate.
“Platform” shall have the meaning assigned to such term in Section 10.01(d).
“Preferred Stock” shall mean any capital stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime or base rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.
“Priority Indebtedness” shall mean, without duplication, (a) all Indebtedness of any Subsidiary or obligations in respect of one or more Hedging Agreements of any Subsidiary (in each case other than Non-Speculative Hedging Agreements that are unsecured or secured only by cash or cash equivalents) and (b) (i) all Indebtedness of the Company or any Subsidiary, and all obligations in respect of one or more Hedging Agreements (other than Non-Speculative Hedging Agreements that are unsecured or secured only by cash or cash equivalents), secured by any Lien on any asset of the Company or any Subsidiary, (ii) all obligations of the Company or any Subsidiary under conditional sale or other title retention agreements relating to property acquired by the Company or such Subsidiary (excluding trade accounts payable incurred in the ordinary course of business), (iii) all Capital Lease Obligations of the Company or any Subsidiary, (iv) all Securitization Transactions of the Company or any Subsidiary and (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or any Subsidiary, whether or not the Indebtedness secured thereby has been assumed by the Company or such Subsidiary.
“Rating Agencies” shall mean Moody’s, S&P and Fitch.
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“Ratings” shall mean the public ratings from time to time established by the Rating Agencies for senior, unsecured, non-credit-enhanced long-term debt of the Company.
“Reduction of Customer’s CO2e Footprint” shall mean the amount of CO2 equivalent emissions saved or reduced by upgrading to more efficient or innovative water-related products, in alignment with the Sustainability and Health Initiative for NetPositive Enterprise (SHINE) methodology developed by the MIT Institute.
“Register” shall have the meaning given such term in Section 10.04(c).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Relevant Rate” shall mean, with respect to any Term Benchmark Loan denominated in (a) Dollars, the Term SOFR Reference Rate or (b) Euros, the EURIBO Rate.
“Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).
“Required Lenders” shall mean, at any time, Lenders having Credit Exposures and unused Revolving Commitments representing more than 50% of the aggregate Credit Exposures and unused Revolving Commitments.
“Restated Sustainability Table” shall mean adjustments to the Sustainability Table meant to incorporate revised baselines, KPI Metrics and/or discount and penalty thresholds derived therefrom in connection with each Significant ESG Event as described in Section 2.24.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Revolving Borrowing” shall mean a group of Revolving Loans of a single Type and a single currency made by the Lenders on a single date and as to which a single Interest Period is in effect.
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“Revolving Borrowing Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-1.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth in Schedule I under the heading “Revolving Commitment” or in an Assignment and Assumption delivered by such Lender under Section 10.04, as such Revolving Commitment may be permanently terminated, reduced or increased from time to time pursuant to Section 2.11 or pursuant to one or more assignments under Section 10.04. The Revolving Commitment of each Lender shall automatically and permanently terminate on the Maturity Date if not terminated earlier pursuant to the terms hereof.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the principal amounts at such time of all outstanding Revolving Loans of such Lender.
“Revolving Loans” shall mean the revolving loans made pursuant to Section 2.01 and 2.03. Each Revolving Loan shall be a Term Benchmark Loan or an ABR Loan.
“S&P” shall mean S&P Global Ratings or any of its successors.
“Sanctioned Country” shall mean, at any time, a country, territory or region that is the subject of comprehensive country-wide, territory-wide or region-wide Sanctions.
“Sanctioned Person” shall mean, at any time, any Person listed in any Sanctions-related list of designated or blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state or His Majesty’s Treasury of the United Kingdom.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“SEC” shall mean the Securities and Exchange Commission.
“Securitization Transaction” shall mean any transfer by the Company or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivable or interests therein that have been written off as uncollectible.
“Significant ESG Event” shall mean a sale, divestment, disposition, casualty, closure, condemnation, governmental taking, seizure, nationalization, acquisition, investment or other similar transaction or series of related transactions or event that would reasonably be
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expected to result in more than 5% change in relation to the Baseline in one or more of the KPI Metrics.
“Significant Subsidiary” shall mean, at any time, (a) each Borrowing Subsidiary and (b) each Subsidiary accounting for more than 5% of the consolidated revenues of the Company for the most recent period of four consecutive fiscal quarters of the Company for which historical financial statements of the Company have been delivered pursuant to Section 5.03(a) or 5.03(b) (or, prior to the delivery of any such financial statements, the period of four fiscal quarters of the Company ended on December 31, 2022), or more than 5% of the consolidated total assets of the Company at the end of such period; provided that if at the end of or for any such period of four consecutive fiscal quarters all Subsidiaries that are not Significant Subsidiaries shall account for more than 10% of the consolidated revenues of the Company or more than 10% of the consolidated total assets of the Company, the Company shall designate sufficient Subsidiaries as “Significant Subsidiaries” to eliminate such excess (or if the Company shall have failed to designate such Subsidiaries within 10 Business Days, Subsidiaries shall automatically be deemed designated as Significant Subsidiaries in descending order based on the amounts of their contributions to consolidated revenues or consolidated total assets, as the case may be, until such excess shall have been eliminated), and the Subsidiaries so designated or deemed designated shall for all purposes of this Agreement constitute Significant Subsidiaries.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Spreads” shall have the meaning set forth in the definition of Applicable Percentage.
“Sub-Agent” shall mean Citibank Europe plc, UK Branch.
“subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean a subsidiary of the Company.
“Sustainability Fee Adjustment” shall mean with respect to any KPI Metrics Report for any fiscal year, the number of basis points (whether positive, negative or zero) determined in accordance with the Sustainability Table in respect of each KPI Metric as follows.
(a) an increase of 0.33 (1/3) basis points if the applicable KPI Metric for such fiscal year (as set forth in the KPI Metrics Report) is worse than the applicable KPI Penalty Threshold for such fiscal year;
(b) zero basis points if the applicable KPI Metric for such fiscal year (as set forth in the KPI Metrics Report) does not surpass the applicable KPI Discount Threshold and is not worse than the applicable KPI Penalty Threshold for such fiscal year; and
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(c) a decrease of 0.33 (1/3) basis points if the applicable KPI Metric for such fiscal year (as set forth in the KPI Metrics Report) surpasses the applicable KPI Discount Threshold for such fiscal year.
“Sustainability Pricing Adjustment Date” shall have the meaning set forth in Section 2.24.
“Sustainability-Related Provisions” shall refer to Section 2.24, Section 3.15 and Section 5.06(d).
“Sustainability Spread Adjustment” shall mean with respect to any KPI Metrics Report for any fiscal year, the number of basis points (whether positive, negative or zero) determined in accordance with the Sustainability Table in respect of each KPI Metric as follows.
(a) an increase of 1.33 (4/3) basis points if the applicable KPI Metric for such fiscal year (as set forth in the KPI Metrics Report) is worse than the applicable KPI Penalty Threshold for such fiscal year;
(b) zero basis points if the applicable KPI Metric for such fiscal year (as set forth in the KPI Metrics Report) does not surpass the applicable KPI Discount Threshold and is not worse than the applicable KPI Penalty Threshold for such fiscal year; and
(c) a decrease of 1.33 (4/3) basis points if the applicable KPI Metric for such fiscal year (as set forth in the KPI Metrics Report) surpasses the applicable KPI Discount Threshold for such fiscal year.
“Sustainability Structuring Agent” shall mean ING Capital LLC.
“Sustainability Table” shall mean the Sustainability Table attached hereto as Schedule II.
“Swing Line Borrowing” shall mean a Borrowing consisting of simultaneous Swing Line Loans made by each of the Swing Line Lenders pursuant to Section 2.22.
“Swing Line Commitment” shall mean, with respect to each Swing Line Lender, the amount specified opposite such Lender’s name on Schedule I hereto and identified as its “Swing Line Commitment” or, if such Lender has entered into any Assignment and Assumption, the amount set forth as the “Swing Line Commitment” for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.04(c).
“Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Line Loans that have not yet been reimbursed at such time. The Swing Line Exposure of any Lender at any time shall mean its Applicable Share of the aggregate Swing Line Exposure at such time.
“Swing Line Lenders” shall mean, collectively, Citibank or any of its affiliates, BNP Paribas, ING Bank B.V., Dublin Branch, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and each Person that shall become a Swing Line Lender pursuant to Section 9.06 or Section 10.04.
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“Swing Line Loan” shall mean an advance made by any Swing Line Lender pursuant to Section 2.22(a).
“Swing Line Sublimit” shall mean an amount equal to €100,000,000.
“TARGET Day” shall mean any day on which both (a) the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro and (b) banks in London are open for general business.
“Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark Borrowing” shall mean a Revolving Borrowing comprised of Term Benchmark Loans.
“Term Benchmark Loan” shall mean any Revolving Loan, denominated in either Dollars or Euro, bearing interest at a rate determined by reference to Adjusted Term SOFR or the EURIBO Rate, as applicable (other than pursuant to clause (c) of the definition of “Alternate Base Rate”), in accordance with the provisions of Article II.
“Term SOFR” shall mean,
(a)    for any calculation with respect to a Term Benchmark Loan denominated in Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is
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not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Total Revolving Commitment” shall mean, at any time, the aggregate amount of Revolving Commitments of all the Lenders, as in effect at such time.
“Transactions” shall have the meaning assigned to such term in Section 3.02.
“Type”, when used in respect of any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a)  Adjusted Term SOFR or the Alternate Base Rate, in the case of Loans denominated in Dollars or (b) the EURIBO Rate, in the case of Loans denominated in Euros.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Cash and Cash Equivalents” shall mean unrestricted cash and cash equivalents held by the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“US Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“US Tax Certificate” has the meaning assigned to such term in Section 2.19(f)(ii)(D)(2).
“Voting Shares” shall mean, as to a particular corporation or other Person, outstanding shares of stock or other Equity Interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or Equity Interests entitled so to vote or participate only upon the happening of some contingency.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Borrower and the Administrative Agent.
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Section 1.02.Terms Generally; Interpretive Provisions. The definitions of terms used herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.03.Accounting Terms; GAAP. (a). Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(a)All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.03(a) or 5.03(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in
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Section 3.05(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, (i) in accordance with Article 11 of Regulation S-X under the Securities Act, if such Material Acquisition or Material Disposition would be required to be given pro forma effect in accordance with Regulation S-X for purposes of preparing the Company’s annual and quarterly reports to the SEC, and (ii) in any event, on a reasonable basis consistent with accepted financial practice. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).
Section 1.04.Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Term SOFR, the EURIBO Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Term SOFR, the EURIBO Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) except as expressly set forth herein, the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Article II

THE CREDITS
Section 1.01.Revolving Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans in Dollars or Euro to the Borrowers, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender, in an amount (determined, in the case of a Loan denominated in Euro, at the Dollar Equivalent thereof) that will not result in (a) the Credit Exposure of such Lender exceeding such Lender’s Revolving Commitment or (b) the Aggregate Credit Exposure exceeding the Total Revolving Commitment then in effect. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans hereunder, on and after the Effective Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.
Section 1.02.Revolving Loans. (a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated in the same currency and made by the Lenders ratably in accordance with their respective Revolving Commitments; provided, however,
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that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Revolving Loans comprising any Revolving Borrowing shall be in an aggregate principal amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, in the case of a Revolving Borrowing denominated in Euro, the Euro Equivalent thereof, rounded to the nearest €1,000,000 or, if less, an aggregate principal amount equal to the remaining balance of the Revolving Commitments).
(a)Each Revolving Borrowing denominated in Dollars shall be comprised entirely of Term Benchmark Loans or ABR Loans, as the applicable Borrower may request pursuant to Section 2.03 and (ii) each Revolving Borrowing denominated in Euros shall be comprised entirely of Term Benchmark Loans. Each Lender may at its option make any Loan by causing any domestic or foreign branch, agency or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such branch, agency or Affiliate shall, to the extent of any such loans made by it, have all the rights of such Lender hereunder. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.
(b)Subject to Section 2.05, each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 1:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Company to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, forthwith return the amounts so received to the respective Lenders. Revolving Loans shall be made by the Lenders pro rata in accordance with their Applicable Shares. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount in the required currency. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon in such currency, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight funds. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(c)If any Issuing Bank shall not have received from a Borrower the payment required to be made by Section 2.04(e) within the time period set forth in Section 2.04(e), such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Applicable Share thereof (determined, in the case of an L/C Disbursement denominated in Euro, at the Dollar Equivalent thereof). Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York
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City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Applicable Share of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and shall bear interest as provided herein), and the Administrative Agent will promptly pay to the Issuing Bank any amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.04(e) prior to the time that any Lender makes any payment pursuant to this paragraph; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Applicable Share of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to ABR Loans pursuant to Section 2.08, and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
Section 1.03.Revolving Borrowing Procedure. In order to request a Revolving Borrowing, a Borrower shall fax (or transmit by electronic mail to glagentofficeops@citigroup.com) to the Administrative Agent a duly completed Revolving Borrowing Request in the form of Exhibit A-1 (i) in the case of a Term Benchmark Borrowing, not later than 10:30 a.m., New York City time, three Business Days before such Borrowing, and (ii) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of such Borrowing. Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a Term Benchmark Borrowing or an ABR Borrowing; (B) the date of such Revolving Borrowing (which shall be a Business Day) and the amount thereof; and (C) if such Borrowing is to be a Term Benchmark Borrowing, the currency and Interest Period with respect thereto. If no election as to the Type of Revolving Borrowing is specified in any such notice, then the requested Revolving Borrowing shall be an ABR Borrowing. If no currency with respect to any Term Benchmark Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected a Term Benchmark Borrowing denominated in Dollars. If no Interest Period with respect to any Term Benchmark Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any other provision of this Agreement to the contrary, no Revolving Borrowing shall be requested if the Interest Period with respect thereto would end after the Maturity Date in effect for any Lender. The Administrative Agent shall promptly advise each of the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.
Section 1.04.Letters of Credit. (a)  General. The Borrowers may request the issuance of Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, appropriately completed, for the accounts of the Borrowers, at any time and from time to time while the Revolving Commitments remain in effect. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement, to be a Letter of Credit issued hereunder for the account of the applicable Borrower. All Letters of Credit shall be denominated in Dollars or Euros. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
(a)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax (or transmit by electronic
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mail) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of, but not later than 10:00 a.m., New York City time, five Business Days before, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. Following receipt of such notice and prior to the issuance of the requested Letter of Credit or the applicable amendment, renewal or extension, the Administrative Agent shall notify the Borrowers, each Lender and the applicable Issuing Bank of the amount of the Aggregate Credit Exposure after giving effect to (i) the issuance, amendment, renewal or extension of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Loans that (based upon notices delivered to the Administrative Agent by the Borrowers) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that, (i) after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $100,000,000, (B) the portion of the L/C Exposure attributable to Letters of Credit issued by the applicable Issuing Bank shall not exceed the L/C Commitment of such Issuing Bank and (C) the Aggregate Credit Exposure shall not exceed the Total Revolving Commitment, (ii) in the case of a Letter of Credit that will expire later than the first anniversary of such issuance, amendment, renewal or extension, the applicable Borrower, the applicable Issuing Bank and the Required Lenders shall have reached agreement on the fees to be applicable thereto as contemplated by the last sentence of Section 2.06(c) and (iii) in the event the Maturity Date shall have been extended as provided in Section 2.11(d), the portion of the L/C Exposure attributable to Letters of Credit expiring after any Existing Maturity Date (as defined in Section 2.11(d)) shall not exceed the aggregate Revolving Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit.
(b)Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such longer period as may be agreed to between the applicable Borrower and the Issuing Bank and (y) the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided that any Letter of Credit with a one-year tenor may provide for renewal thereof under procedures reasonably satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
(c)Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Share from time to time of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Share from time to time of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) by the time provided in Section 2.02(d). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any
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circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(d)Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Administrative Agent such L/C Disbursement in the applicable currency not later than (i) if such Borrower shall have received notice of such L/C Disbursement prior to 10:00 a.m., New York City time, on any Business Day, 2:00 p.m., New York City time, on such Business Day or (ii) otherwise, 12:00 noon, New York City time, on the Business Day next following the day on which the applicable Borrower shall have received notice from such Issuing Bank that payment of such draft will be made.
(e)Obligations Absolute. The Borrowers’ obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i)any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
(ii)any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
(iii)the existence of any claim, setoff, defense or other right that the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
(iv)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;
(vi)any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments; and
(vii)any other act or omission to act or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.
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None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank. Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of any Issuing Bank, the Administrative Agent or any Lender. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s gross negligence, willful misconduct or fraud (as finally determined by a court of competent jurisdiction) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) an Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of an Issuing Bank. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(f)Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.
(g)Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment and the date on
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which interest shall commence to accrue on Loans made to reimburse such L/C Disbursements provided in Section 2.02(d).
(h)Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 180 days’ prior written notice to the Administrative Agent, the Lenders and the Company, and may be removed at any time by the Company by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Bank hereunder by a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.06(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Company and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
(i)Additional Issuing Banks. The Company may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall, upon entering into an Issuing Bank Agreement with the Company, be deemed to be an “Issuing Bank” (in addition to being a Lender) hereunder.
(j)Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date and amount of such L/C Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such L/C Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
Section 1.05.Conversion and Continuation of Revolving Loans. Each Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 10:30 a.m., New York City time, on the day of the conversion, to convert all or any part of any Term Benchmark Loan denominated in Dollars into an ABR Loan, and (ii) not later than 10:30 a.m., New York City time, three Business Days prior to conversion or continuation, to
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convert any ABR Loan into a Term Benchmark Loan denominated in Dollars or to continue any Term Benchmark Loan as a Term Benchmark Loan in the same currency for an additional Interest Period, subject in each case to the following:
(a)if less than all the outstanding principal amount of any Revolving Borrowing shall be converted or continued, the aggregate principal amount of the Revolving Borrowing converted or continued shall be an integral multiple of $5,000,000 and not less than $10,000,000 (or, in the case of a Revolving Borrowing denominated in Euro, the Euro Equivalent thereof, rounded to the nearest €1,000,000);
(b)accrued interest on a Revolving Borrowing (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;
(c)if any Term Benchmark Loan is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;
(d)any portion of a Revolving Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Term Benchmark Loan;
(e)any portion of a Term Benchmark Loan which cannot be continued as a Term Benchmark Loan by reason of clause (d) above shall be automatically converted at the end of the Interest Period in effect for such Term Benchmark Loan into an ABR Borrowing (in the case of a Term Benchmark Loan denominated in Euro, in an amount equal to the Dollar Equivalent thereof);
(f)no Interest Period may be selected for any Term Benchmark Borrowing that would end later than the Maturity Date in effect for any Lender;
(g)at any time when there shall have occurred and be continuing any Default or Event of Default, if the Administrative Agent or the Required Lenders shall so notify the Company, no Revolving Loan may be converted into or continued as a Term Benchmark Loan; and
(h)there shall not at any time be more than ten Term Benchmark Borrowings outstanding.
Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Revolving Borrowing to be converted or continued, (ii) whether such Revolving Borrowing is to be converted to or continued as a Term Benchmark Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Revolving Borrowing is to be converted to or continued as a Term Benchmark Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Term Benchmark Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no notice shall have been given in accordance with this Section 2.05 to convert or continue any Revolving Borrowing, such Revolving Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing (in the case of a Revolving Borrowing denominated in Euro, in an amount equal to the Dollar Equivalent thereof).
Section 1.06.Fees. (a)  The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 (with the first
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payment being due on March 31, 2023) and on each date on which the Revolving Commitment of such Lender shall be terminated as provided herein (and any subsequent date on which such Lender shall cease to have any Revolving Credit Exposure, L/C Exposure or Swing Line Exposure), a facility fee (a “Facility Fee”), at a rate per annum equal to the Applicable Percentage from time to time in effect, on the amount of the Revolving Commitment of such Lender, whether used or unused, during the preceding quarter (or other period commencing on the Closing Date, or ending with the Maturity Date or any date on which the Revolving Commitment of such Lender shall be terminated) or, if such Lender continues to have any Revolving Credit Exposure, L/C Exposure or Swing Line Exposure after its Revolving Commitment terminates, on the daily amount of such Lender’s Revolving Credit Exposure, L/C Exposure and Swing Line Exposure. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.
(a)The Company agrees to pay the Administrative Agent, for its own account, the administrative and other fees separately agreed to by the Company and the Administrative Agent (the “Administrative Fees”).
(b)The Company agrees to pay (i) to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on the date on which the Revolving Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s average daily L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Effective Date or ending with the later of (A) the Maturity Date or the date on which the Revolving Commitment of such Lender shall be terminated and (B) the date on which such Lender shall cease to have any L/C Exposure) at a rate equal to the Applicable Percentage from time to time, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by it the fees agreed upon by the Company and such Issuing Bank plus, in connection with the issuance, amendment or transfer of any Letter of Credit or any L/C Disbursement, such Issuing Bank’s customary documentary and processing charges (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Notwithstanding the foregoing, in the case of any Letter of Credit that will expire later than the first anniversary of the issuance, amendment, renewal or extension thereof, the L/C Participation Fee and Issuing Bank Fees shall be increased by an amount to be agreed upon prior to such issuance, amendment, renewal or extension by the applicable Borrower, the applicable Issuing Bank and the Required Lenders.
(c)All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Banks and the Administrative Fees shall be paid pursuant to paragraph (b) above. Once paid, none of the Fees shall be refundable under any circumstances in the absence of demonstrable error.
Section 1.07.Repayment of Loans; Evidence of Debt. (a)  Each Borrower hereby agrees that the outstanding principal balance of each Revolving Loan shall be payable on the Maturity Date. Each Borrower hereby agrees that the outstanding principal balance of each Swing Line Loan shall be payable on the earlier of (i) the Maturity Date and (ii) seven days after such Swing Line Loan is made. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.08.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
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(b)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the currency of each Loan, the Borrower of each Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
(c)The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
(d)Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 1.08.Interest on Loans. (a)  Subject to the provisions of Section 2.09, the Revolving Loans comprising each Term Benchmark Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to Adjusted Term SOFR, in the case of a Term Benchmark Borrowing denominated in Dollars or the EURIBO Rate, in the case of a Term Benchmark Borrowing denominated in Euros, for the Interest Period in effect for such Borrowing plus the Applicable Percentage for Term Benchmark Loans from time to time in effect.
(a)Subject to the provisions of Section 2.09, the Revolving Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and 360 days for other periods) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage for ABR Loans from time to time in effect.
(b)Subject to the provisions of Section 2.09, the Swing Line Loans comprising each Swing Line Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage for Term Benchmark Loans from time to time in effect. For the period from the date of such Swing Line Borrowing and ending on the date the Lenders fund their participations in such Swing Line Loan in accordance with Section 2.22(d), such interest shall be for the sole account of the Swing Line Lenders.
(c)Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted Term SOFR, Alternate Base Rate or EURIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
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Section 1.09.Default Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether at scheduled maturity, by notice of prepayment, by acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.08 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (b) of Section 2.08.
Section 1.10.Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Administrative Agent shall have determined that reasonable means do not exist for ascertaining Adjusted Term SOFR or the EURIBO Rate, as applicable, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Company and the Lenders that the circumstances giving rise to such notice no longer exist, any request by a Borrower for a Term Benchmark Borrowing pursuant to Section 2.03 shall be deemed to be a request for an ABR Borrowing (in the case of a Revolving Borrowing denominated in Euro, in an amount equal to the Dollar Equivalent thereof). In the event the Required Lenders notify the Administrative Agent that Adjusted Term SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining Term Benchmark Loans in Dollars during such Interest Period, the Administrative Agent shall notify the applicable Borrower of such notice and until the Required Lenders shall have advised the Administrative Agent that the circumstances giving rise to such notice no longer exist, any request by such Borrower for a Term Benchmark Borrowing shall be deemed a request for an ABR Borrowing (in the case of a Revolving Borrowing denominated in Euro, in an amount equal to the Dollar Equivalent thereof). Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error.
Section 1.11.Termination, Reduction, Extension and Increase of Commitments. (a) The Commitments shall automatically terminate on the Maturity Date.
(a)Upon at least three Business Days’ prior written notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Revolving Commitment; provided, however, that (i) each partial reduction of the Total Revolving Commitment shall be in an integral multiple of $10,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Revolving Commitment to an amount less than the Aggregate Credit Exposure or (B) which would reduce any Lender’s Revolving Commitment to an amount that is less than such Lender’s Credit Exposure.
(b)Each reduction in the Total Revolving Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Revolving Commitments. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of each reduction or termination of the Total Revolving Commitment, the Facility Fees on the amount of the Revolving Commitments terminated accrued through the date of such termination or reduction.
(c)The Company may on not more than two occasions during the term of this Agreement, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year. Each Lender shall, by notice to the Company and the
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Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect (provided that, if after giving effect to such extension, the Maturity Date would be a day that is not a Business Day, the Maturity Date shall, as to the Consenting Lenders, be deemed to be the immediately preceding Business Day). The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Lender. The Commitment(s) of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date, the Borrowers shall also make such other prepayments of their Loans as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the Aggregate Credit Exposure shall not exceed the Total Revolving Commitment. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to Section 10.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution reasonably acceptable to the Administrative Agent, each Issuing Bank and each Swing Line Lender that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Company and the Borrowers under Section 4.02(a) and (b) and Section 4.03(a), giving effect to such extension and (ii) on the anniversary of the date hereof that immediately follows the date on which the Company delivers the applicable request for extension of the Maturity Date, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such extension and without giving effect to the parenthetical in Section 4.01(b)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.
(d)The Company may, by written notice to the Administrative Agent, executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause Revolving Commitments to be provided by the Increasing Lenders (or cause the Revolving Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice, provided, however, that (a) the aggregate amount of all new Revolving Commitments and increases in existing Revolving Commitments pursuant to this paragraph during the term of this Agreement shall in no event exceed $300,000,000, (b) each Increasing Lender, if not already a Lender hereunder, (x) shall have a Revolving Commitment, immediately after the effectiveness of such increase, of at least $25,000,000, (y) shall be subject to the approval of the Administrative Agent, each Issuing Bank and each Swing Line Lender (which approval shall not be unreasonably withheld) and (z) shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Company (an “Accession Agreement”) and (c) the decision of any existing Lender to become an Increasing Lender shall be in the sole discretion of such Lender, and no existing Lender shall be required to
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increase its Revolving Commitment hereunder. New Revolving Commitments and increases in Revolving Commitments pursuant to this Section shall become effective on the date specified in the applicable notices delivered pursuant to this Section. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule I shall be deemed to have been amended to reflect the Revolving Commitment of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in the Revolving Commitment of a Lender already a party hereto, Schedule I shall be deemed to have been amended to reflect the increased Revolving Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this Section unless, on the date of such increase, (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Company and the Borrowers under Section 4.02(a) and (b) and Section 4.03(a), giving effect to such increase and (ii) the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase and without giving effect to the parenthetical in Section 4.01(b)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company. Following any extension of a new Revolving Commitment or increase of a Lender’s Revolving Commitment pursuant to this paragraph, any Revolving Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01.
Section 1.12.Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving fax notice (or telephone notice promptly confirmed by fax) to the Administrative Agent (and, in the case of a prepayment related to a Swing Line Loan, notice by email to the Sub-Agent): (i) before 10:00 A.M., New York City time, three Business Days prior to prepayment, in the case of Term Benchmark Loans, (ii) before 10:00 A.M., New York City time, one Business Day prior to prepayment, in the case of ABR Loans and (iii) before 11:00 A.M. (London time) on the day of the prepayment in the case of Swing Line Loans; provided, however, that in the case of any Revolving Borrowing, each partial prepayment shall be in an amount which is an integral multiple of $10,000,000 and not less than $50,000,000 (or, in the case of a Revolving Borrowing denominated in Euro, the Euro Equivalent thereof, rounded to the nearest €1,000,000) and in the case of any Swing Line Borrowing, each partial prepayment shall be in an amount which is an integral multiple of €1,000,000 and not less than €5,000,000.
(e)On the date of any termination or reduction of the Revolving Commitments pursuant to Section 2.11, or on any other date, the Borrowers shall pay or prepay so much of the Revolving Borrowings as shall be necessary in order that the Aggregate Credit Exposure will not exceed the Total Revolving Commitment after giving effect to such termination or reduction.
(f)Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
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(g)If at any time by reason of fluctuations in foreign exchange rates the aggregate outstanding principal amount of all Loans (for which purpose the amount of any Loan that is denominated in Euro shall be deemed to be the Dollar Equivalent thereof as of the date of determination) plus the aggregate L/C Exposure exceeds 105% of the aggregate amount of the Revolving Commitments at such time, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (d), and the Borrowers shall, within five Business Days of the date of such notice, prepay the Loans, or cause Loans to be prepaid, in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Loans (determined as aforesaid) plus the aggregate L/C Exposure does not exceed the aggregate amount of the Revolving Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 2.15. The determination of which Loans to prepay hereunder shall be at the sole option of the Borrowers. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.
Section 1.13.Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any Change in Law shall result in the imposition, modification or applicability of any reserve, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by any Credit Party, or shall result in the imposition on any Credit Party or the applicable interbank market of any other condition affecting this Agreement, such Credit Party’s Commitment(s) or any Loan made by such Credit Party or Letter of Credit or participation therein (including any Tax (other than Taxes on payments under this Agreement, Indemnified Taxes and Excluded Taxes) on or with respect to the Commitments, Loans, deposits or liabilities incurred to fund Loans, assets consisting of Loans or capital attributable to the foregoing), and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Loan or of issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise) by an amount deemed by such Credit Party to be material, then such additional amount or amounts as will compensate such Credit Party for such additional costs or reduction will be paid by the Borrowers to such Credit Party upon demand. Notwithstanding the foregoing, no Credit Party shall be entitled to request compensation under this paragraph with respect to any Change in Law in respect of costs imposed on such Lender or Issuing Bank under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III if it shall not be the general policy or practice of such Credit Party to seek compensation in similar circumstances under similar provisions in comparable credit facilities, as determined in good faith by such Credit Party.
(h)If any Credit Party shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement, such Credit Party’s Commitment(s) or the Loans made or Letters of Credit issued by such Credit Party pursuant hereto to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Credit Party to be material, then from time to time such additional amount or amounts as will compensate such Credit Party for such reduction will be paid by the Borrowers to such Credit Party.
(i)A certificate of any Credit Party setting forth such amount or amounts as shall be necessary to compensate such Credit Party or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company and shall be
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conclusive absent manifest error. The Borrowers shall pay such Credit Party the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
(j)Failure on the part of any Credit Party to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Credit Party’s right to demand compensation with respect to such period or any other period; provided that the Borrowers shall not be required to compensate any Credit Party pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 90 days prior to the date that such Credit Party notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Credit Party regardless of any possible contention of the invalidity or inapplicability of the Change in Law which shall have occurred or been imposed.
Section 1.14.Change in Legality. (a)  Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender or any of its Affiliates to make or maintain any Term Benchmark Loan or to give effect to its obligations as contemplated hereby with respect to any Term Benchmark Loan, then, by written notice to the Company and to the Administrative Agent, such Lender may:
(i)declare that Term Benchmark Loans will not thereafter be made by such Lender hereunder, whereupon any request for a Term Benchmark Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan (in the case of a Term Benchmark Loan denominated in Euro, in an amount equal to the Dollar Equivalent thereof), unless such declaration shall be subsequently withdrawn; and
(ii)require that all outstanding Term Benchmark Loans made by it be converted to ABR Loans (which ABR Loans shall, for purposes of this Section 2.14, be determined at a rate per annum by reference to the greater of clause (a) or (b) of the definition of the term “Alternate Base Rate”), in which event all such Term Benchmark Loans shall be automatically converted to ABR Loans (in the case of Term Benchmark Loans denominated in Euro, in an amount equal to the Dollar Equivalent thereof) (at a rate per annum as so determined) as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above with respect to Term Benchmark Loans, all payments and prepayments of principal which would otherwise have been applied to repay the Term Benchmark Loans that would have been made by such Lender or the converted Term Benchmark Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Term Benchmark Loans.
(k)For purposes of this Section 2.14, a notice by any Lender shall be effective as to each Term Benchmark Loan, if lawful, on the last day of the Interest Period currently applicable to such Term Benchmark Loan; in all other cases such notice shall be effective on the date of receipt.
Section 1.15.Indemnity. The Borrowers shall indemnify each Lender against any out-of-pocket loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) any failure to borrow or to refinance, convert or continue any Loan hereunder after
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irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, 2.05 or 2.22, (b) any payment, prepayment or conversion, or assignment required under Section 2.20, of a Term Benchmark Loan or a Swing Line Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Term Benchmark Loan or a Swing Line Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be Adjusted Term SOFR or the EURIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section as a result of any loss shall be delivered to such Borrower and shall be conclusive absent manifest error; provided that any expenses related to any such loss that are incurred by such Lender and reported under such certificate shall be required to be reasonably documented.
Section 1.16.Pro Rata Treatment. Except as required pursuant to and in accordance with the express terms of this Agreement, any payment made by a Borrower (including the application of funds arising from the existence of a Defaulting Lender or the application of cash collateral provided for in Section 2.18(c)), (a) each payment of the Facility Fees and each reduction of the Revolving Commitments shall be allocated pro rata among the Lenders in accordance with their respective Revolving Commitments (or, if such Revolving Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Loans) and (b) each payment or repayment of principal of any Revolving Borrowing and each refinancing or conversion of any Revolving Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans comprising such Borrowing, and each payment of interest on any Revolving Borrowing shall be allocated pro rata among the Lenders in accordance with the respective amounts of accrued and unpaid interest on their outstanding Revolving Loans comprising such Borrowing. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.
Section 1.17.Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (other than pursuant to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral provided for in Section 2.18(c), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit or Swing Line Loans), obtain payment (voluntary or involuntary) in respect of any Revolving Loans or amounts owed to it in respect of L/C
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Disbursements as a result of which the unpaid principal portion of its Revolving Loans and the amounts owed to it in respect of L/C Disbursements shall be proportionately less than the unpaid principal portion of the Revolving Loans and amounts owed in respect of L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans and amounts owed in respect of L/C Disbursements of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and participations in the Revolving Loans and amounts owed in respect of L/C Disbursements of each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans and amounts owed in respect of L/C Disbursements then outstanding as the principal amount of its Revolving Loans and the amounts owed to it in respect of L/C Disbursements prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans and amounts owed in respect of L/C Disbursements outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Revolving Loan or amount owed in respect of an L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Revolving Loan in the amount of such participation.
Section 1.18.Payments. (a)  Except to the extent that any Tax is required to be withheld or deducted under applicable law or regulation, but subject to the provisions of Section 2.19, the Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement and any Fees or other amounts) hereunder without deduction, counter-claim or setoff in immediately available funds from an account in the United States not later than 12:00 noon, local time at the place of payment, on the date when due in immediately available funds to the Administrative Agent at its offices at 388 Greenwich Street, New York, New York; provided that all payments in respect of principal and interest on Swing Line Loans shall be made to the Sub-Agent at its offices at 33 Canada Square, Canary Wharf, London, England E14 5LB, United Kingdom, Attention of: Loans Agency. Each such payment in respect of fees, and in respect of principal and interest on Revolving Borrowings denominated in Dollars, shall be made in Dollars. Each such payment in respect of principal and interest on Revolving Borrowings denominated in Euros and Swing Line Borrowings shall be made in Euros. The Administrative Agent shall promptly distribute all payments for the accounts of the Lenders received by it to the Lenders.
(l)Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
(m)Notwithstanding any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or any Swing Line Lender, the Administrative Agent may, in its discretion, until such time as all such unsatisfied obligations of such Lender have been fully paid, (i) apply any amounts received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the applicable Issuing Bank or the applicable Swing Line Lender to satisfy such Lender’s obligations to it under each such Section and/or (ii) hold any such amounts in a segregated account as cash collateral for, and for
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application to, any future obligations of such Lender under any such Section, in each case in any order as determined by the Administrative Agent in its discretion.
Section 1.19.Taxes. (a)  Each payment by each applicable Borrower under this Agreement shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any law. If, pursuant to applicable law, any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of deducted and withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the applicable Borrower shall be increased as necessary so that, net of such deduction or withholding (including such deductions and withholdings applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount equal to the sum it would have received had no such withholding been made.
(n)Each applicable Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(o)As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(p)Each Borrower shall indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with this Agreement (including Indemnified Taxes imposed or asserted on or attributed to amounts paid or payable under this Section 2.19(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.19(d) shall be paid within 10 days after the Credit Party delivers to the applicable Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.
(q)Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.19(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes or expenses so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(r)(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or the Loan Documents shall deliver to the Borrowers and the Administrative Agent, on or prior to the date such Lender becomes a party to this Agreement and at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will
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permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall, on or prior to the date such Lender becomes a party to this Agreement and at the time or times reasonably requested by any Borrower or the Administrative Agent, deliver such other documentation prescribed by law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Upon the reasonable request of any Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.19(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding anything to the contrary in this Section 2.19(f), the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B), (ii)(C), (ii)(D), (ii)(E) or (f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing, if any Borrower is a US Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable (including any applicable substitute or successor forms):
(A)in the case of a Lender that is a US Person, IRS Form W-9 certifying that such Lender is exempt from US Federal backup withholding tax;
(B)in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement or the Loan Documents, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)in the case of a Non-US Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E (as applicable) and (2) a certificate substantially in the form of Exhibit G (a “US Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;
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(E)in the case of a Non-US Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners; or
(F)any other form prescribed by law as a basis for claiming exemption from, or a reduction of, US Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(ii)Each Lender shall deliver to the Withholding Agent, at the time or times prescribed by law (including as prescribed as a result of any change in law or the taking effect of any law occurring after the date hereof) and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by FATCA) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent (A) to comply with its obligations under FATCA and (B) to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(f)(iii), FATCA shall include any amendments made to FATCA after the date of this Agreement.
(s)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made and additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or addition amounts with respect to Taxes had not been paid. This Section 2.19(g) shall not be construed to require any party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any other party or any other Person.
(t)Each Lender shall severally indemnify the Administrative Agent and each Borrower for any Taxes incurred or asserted against the Administrative Agent or such Borrower by any Governmental Authority and any reasonable expenses arising therefrom as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent or such Borrower pursuant to Section 2.19(f). The indemnity under this Section 2.19(h) shall be paid
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within 10 days after the Administrative Agent or such Borrower delivers to the applicable Lender a certificate stating the amount of Taxes or expenses so paid or payable by the Administrative Agent or such Borrower. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(u)Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.
(v)For purposes of Sections 2.19(e), (f), (h) and (i), the term “Lender” includes any (i) Issuing Bank and (ii) assignee and Participant under Section 10.04.
Section 1.20.Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank claiming any additional amounts payable pursuant to Section 2.13 or Section 2.19 or exercising its rights under Section 2.14 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank, be otherwise disadvantageous to such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank.
(w)In the event that any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, or any Borrower shall be required to make additional payments to any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank under Section 2.19, the Company shall have the right, at its own expense, upon notice to such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank and the Administrative Agent, to require such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank to transfer and assign without recourse, representation or warranty (in accordance with and subject to the restrictions contained in Section 10.04) all interests, rights and obligations contained hereunder to another financial institution approved by the Administrative Agent, each Issuing Bank and each Swing Line Lender (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Company, as the case may be, shall pay to the affected Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans and L/C Disbursements made by it hereunder and all other amounts accrued for its account or owed to it hereunder and shall cause all Letters of Credit issued by it to be canceled on such date.
Section 1.21.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)Facility Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.06(a);
(b)the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken
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or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.07); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)if any L/C Exposure or Swing Line Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)all or any part of the L/C Exposure and Swing Lien Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Shares, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure and Swing Line Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall within two Business Days following notice by the Administrative Agent (x) cash collateralize for the benefit of the applicable Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VII for so long as such L/C Exposure is outstanding and (y) prepay outstanding Swing Line Loans in an amount corresponding to such Defaulting Lender’s Swing Line Exposure (after giving effect to any partial reallocation pursuant to clause (i) above);
(iii)if a Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any L/C Participation Fees to such Defaulting Lender pursuant to Section 2.06(c) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
(iv)if the L/C Exposure of the Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.06(a) and Section 2.06(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Shares; and
(v)if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such L/C Exposure) and L/C Participation Fees payable under Section 2.06(c) with respect to such Defaulting Lender’s L/C Exposure shall be payable to such Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
(d)so long as such Lender is a Defaulting Lender (i) each Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein) and (ii) each Swing Line Lender shall not be required to
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make any Swing Line Loan unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swing Line Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, and participating interests in any Swing Line Loans shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swing Line Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swing Line Lender shall not be required to fund any Swing Line Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swing Lien Lender or such Issuing Bank shall have entered into arrangements with the applicable Borrowers or such Lender satisfactory to such Swing Lien Lender or such Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrowers, each Issuing Bank and each Swing Line Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure and Swing Line Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Share.
Section 1.22.The Swing Line Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Swing Line Lender agrees, severally and not jointly, to make Swing Line Loans in Euros to the Borrowers, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Swing Line Commitment of such Swing Line Lender, in an amount that shall not exceed (x) at any time outstanding (i) for each Swing Line Lender (1) such Swing Line Lender’s Swing Line Commitment then in effect and (2) when aggregated with such Swing Line Lender’s outstanding Revolving Loans and outstanding Swing Line Loans and such Swing Line Lender’s unfunded participations in Swing Line Loans made by any other Swing Line Lender, such Swing Line Lender’s Revolving Commitment then in effect and (ii) for all Swing Line Loans, the amount of the Swing Line Sublimit or (y) at the time of such Swing Line Loan, the aggregate unused Revolving Commitments of the Lenders. The Swing Line Loans comprising any Swing Line Borrowing shall be in an aggregate principal amount that is an integral multiple of €1,000,000 and not less than €10,000,000. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Swing Line Loans hereunder, on and after the Effective Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally agrees to purchase, from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Lender’s Applicable Share of such Swing Line Loan.
(e)Each Swing Line Loan shall be made on notice to the Sub-Agent, given not later than 10:30 A.M. (London time) on the Business Day on which the proposed Swing Line Loan is to be made. Such notice requirement shall be satisfied by the delivery of a Swing Line Borrowing Request in the form of Exhibit A-2 for such Swing Line Loan by email, and such notice shall specify therein (A) the requested date of such Swing Line Borrowing (which shall be a Business Day), (B) the requested aggregate amount of Swing Line Loans being requested by such Borrower and (C) the requested account with the Sub-Agent to which the proceeds of the requested Swing Line Borrowing are to be transferred. The Sub-Agent will promptly advise the Swing Line Lenders of any such notice received from a Borrower. Each Swing Line Lender
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shall make its ratable portion of the requested Swing Line Borrowing (such ratable portion to be calculated based upon such Swing Line Lender’s Swing Line Commitment to the total Swing Line Commitments of all of the Swing Line Lenders) available for the account of its applicable lending office to the Sub-Agent at the account designated by the Sub-Agent, in same day funds, before 2:00 P.M. (London time) on the date a Borrower has requested such Swing Line Borrowing. After the Sub-Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.01, the Sub-Agent will make such funds available to such Borrower by transferring the amount thereof to the account designated by such Borrower for such purpose on the date specified in such Swing Line Loan is to be made. Such notice requirement shall be satisfied by the delivery of a Swing Line Borrowing Request.
(f)The failure of any Swing Line Lender to make the Swing Line Loan to be made by it as part of any Swing Line Borrowing shall not relieve any other Swing Line Lender of its obligation, if any, hereunder to make its Swing Line Loan on the date of such Swing Line Borrowing, but no Swing Line Lender shall be responsible for the failure of any other Swing Line Lender to make the Swing Line Loan to be made by such other Lender on the date of any Swing Line Borrowing.
(g)Upon written demand by a Swing Line Lender, with a copy of such demand to the Administrative Agent, each other Lender will purchase from such Swing Line Lender, and such Swing Line Lender shall sell and assign to each such other Lender, such other Lender’s Applicable Share of such outstanding Swing Line Loan, by making available to the Administrative Agent for the account of such Swing Line Lender, by wire transfer of immediately available funds to the Sub-Agent in London, England, an amount equal to the portion of the outstanding principal amount of such Swing Line Loan to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent, to purchase its Applicable Share of an outstanding Swing Line Loan on the third Business Day after the date demand therefor. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon any such assignment by any Swing Line Lender to any other Lender of a portion of a Swing Line Loan, such Swing Line Lender represents and warrants to such other Lender that such Swing Line Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Loan, this Agreement, the Notes or the Borrowers. If and to the extent that any Lender shall not have so made the amount of such Swing Line Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Administrative Agent until the date such amount is paid to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight funds, plus any administrative, processing or similar fees customarily charge by the Administrative Agent in connection with the foregoing. If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Lender on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Loan made by such Swing Line Lender shall be reduced by such amount on such Business Day.
(h)At any time after any Lender has funded a risk participation in a Swing Line Loan, if any Swing Line Lender receives any payment on account of such Swing Line
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Loan, such Swing Line Lender will promptly distribute to such Lender its ratable share thereof in the same funds as those received by such Swing Line Lender.
Section 1.23.Benchmark Successor Rate.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Company may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.23(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.23(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.23.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term SOFR or the EURIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and(ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
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(e)Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Company may revoke any pending request for any Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (A) in the case of any request for any affected Borrowing in Dollars, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of ABR Loans or conversion to ABR Loans in the amount specified therein and (B) in the case of any request for any affected Borrowing denominated in Euro, such request shall be ineffective and (ii)(A) any outstanding affected Term Benchmark Loans denominated in Dollars, if applicable, will be deemed to have been converted into ABR Loans immediately and (B) any outstanding affected Term Benchmark Loans denominated in Euro, at the applicable Borrower’s election, shall either (I) be converted into ABR Loans (in an amount equal to the Dollar Equivalent thereof) at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that, with respect to any Term Benchmark Loan, if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, such Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of an ABR Borrowing) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
Section 1.24.Sustainability Adjustments. (a) Within 180 days following the end of each fiscal year of the Company, the Company may deliver a KPI Compliance Certificate for the most recently-ended fiscal year; provided, that, for any fiscal year the Company may elect not to deliver a KPI Compliance Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a KPI Compliance Certificate by the end of such 180-day period shall result in the Sustainability Fee Adjustment and the Sustainability Spread Adjustment being applied as set forth in Section 2.24). Following the date on which the Company provides a KPI Compliance Certificate in respect of the most recently ended fiscal year and not more often than once in any year, the Spreads and the Facility Fee Percentage shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Spread Adjustment and the Sustainability Fee Adjustment, respectively, as set forth in such KPI Compliance Certificate in the manner and at the times described in this Section 2.24. Each of the Sustainability Spread Adjustment and the Sustainability Fee Adjustment shall be effective as of the fifth Business Day following receipt by the Administrative Agent of a KPI Compliance Certificate based upon the KPI Metrics set forth in such KPI Compliance Certificate and the calculations of the Sustainability Spread Adjustment and the Sustainability Fee Adjustment, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and each change in the Spreads and the Facility Fee Percentage resulting from a Sustainability Spread Adjustment and a Sustainability Fee Adjustment shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a KPI Compliance Certificate for the immediately following period, the last day such KPI Compliance Certificate for such following period could have been delivered as described above). If the Company elects not to deliver a KPI Compliance Certificate as provided above, the Sustainability Spread Adjustment will be an increase of 0.04% and the Sustainability Fee Adjustment will be an increase of 0.01%, commencing on the last day such KPI Compliance Certificate could have been delivered as described above and continuing until the Company delivers a KPI Compliance Certificate to the Administrative Agent. The parties hereto
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acknowledge and agree that failure to deliver a KPI Compliance Certificate shall not constitute a Default or Event of Default.
(f)For the avoidance of doubt: (i) only one KPI Compliance Certificate may be delivered in respect of any fiscal year; (ii) the Facility Fee Percentage will never be reduced or increased by more than 0.01% and the Spreads will never be reduced or increased by more than 0.04%, in each case pursuant to the Sustainability Spread Adjustment or the Sustainability Fee Adjustment, as applicable, during any fiscal year and in no event shall any Spread or the Facility Fee Percentage be reduced to a rate less than zero; and (iii) any adjustment to the Spreads or Facility Fee Percentage by reason of meeting one or several KPI Metrics in any year shall not be cumulative year-over-year.
(g)If (i)(A) the Company, the Sustainability Structuring Agent or any Lender becomes aware of any material inaccuracy in the Sustainability Spread Adjustment, the Sustainability Fee Adjustment or the KPI Metrics as reported in the most recently delivered KPI Compliance Certificate (any such material inaccuracy, a “KPI Compliance Certificate Inaccuracy”) and, in the case of any Lender, such Lender delivers a written notice to the Administrative Agent describing such KPI Compliance Certificate Inaccuracy in reasonable detail (which description shall be shared with the Company), or (B) the Company and the Sustainability Structuring Agent in consultation with the Administrative Agent agree that the Sustainability Fee Adjustment, the Sustainability Spread Adjustment or the KPI Metrics as calculated by the Company at the time of delivery of the relevant KPI Compliance Certificate was inaccurate, and (ii) a proper calculation of the Sustainability Spread Adjustment, the Sustainability Fee Adjustment or the KPI Metrics would have resulted in an increase in the Spreads and the Facility Fee Percentage for any period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders or the Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), but in any event within ten Business Days after the Company has received written notice of, or has agreed in writing that there was, a KPI Compliance Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. If the Company and the Sustainability Structuring Agent in consultation with the Administrative Agent agree that the Sustainability Fee Adjustment, the Sustainability Spread Adjustment or the KPI Metrics as calculated by the Company at the time of delivery of the relevant KPI Compliance Certificate was inaccurate and a proper calculation of the Sustainability Spread Adjustment, the Sustainability Fee Adjustment or the KPI Metrics would have resulted in a decrease in the Spreads and the Facility Fee Percentage for any period, then, upon receipt by the Administrative Agent of notice from the Company of such KPI Compliance Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Spread Adjustment, the Sustainability Fee Adjustment or the KPI Metrics, as applicable), commencing on the Business Day following receipt by the Administrative Agent of such notice, the Spreads and the Facility Fee Percentage shall be adjusted to reflect the corrected calculations of the Sustainability Spread Adjustment, the Sustainability Fee Adjustment or the KPI Metrics, as applicable.
(h)The parties hereto acknowledge and agree that any KPI Compliance Certificate Inaccuracy (and any consequences thereof) shall not constitute a Default or Event of Default; provided, that, the Company complies with the terms of Section 2.24(c) with respect to such KPI Compliance Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), (i) any additional amounts required to be paid pursuant to the
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immediately preceding paragraph shall not be due and payable until the date that is ten Business Days after a written demand is made for such payment by the Administrative Agent in accordance with such paragraph and (ii) none of such additional amounts shall be deemed overdue prior to such date that is ten Business Days after such written demand or shall accrue interest as provided in Section 2.09 prior to such date that is ten Business Days after such written demand.
(i)The parties hereto acknowledge and agree that the Administrative Agent and the Sustainability Structuring Agent make no assurances as to (i) whether this Agreement meets any Company or Lender criteria or expectations with regard to environmental impact and sustainability performance, or (ii) whether the characteristics of the relevant KPI Metrics included in the Agreement, including any environmental and sustainability criteria or any computation methodology with respect thereto, meet any industry standards for sustainability-linked credit facilities. The parties hereto further acknowledge and agree that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Company of (x) the relevant KPI Metrics or (y) the Sustainability Spread Adjustment or the Sustainability Fee Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any KPI Compliance Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry, when implementing any such pricing adjustment).
(j)After a Significant ESG Event, the Sustainability Table will be restated by the Company in consultation with the Sustainability Structuring Agent. The Company shall deliver a Restated Sustainability Table no earlier than the date that is 12 months after the Closing of the Significant ESG Event, but prior to the date that is 24 months after the Closing of the Significant ESG Event, to the Administrative Agent for distribution by the Administrative Agent to the Lenders. The Restated Sustainability Table will become effective if approved by Lenders comprising the Required Lenders; provided that if, after 30 days following any such notice, the consent of the Company, the Administrative Agent and the Required Lenders has not been obtained, there will cease to be any Sustainability Spread Adjustment and any Sustainability Fee Adjustment until such time as the parties hereto can agree upon any such adjustments in accordance with the terms hereof. The Reinstated Sustainability Table shall follow the Sustainability Linked Loan Principles as most recently published by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, as may be amended from time to time. The Company shall deliver a KPI Metrics Report (calculated on a pro forma basis after giving effect to such Significant ESG Event) within 90 days after receipt of the Restated Sustainability Table; provided that failure to so deliver such KPI Metrics Report shall not constitute a Default or Event of Default but the Sustainability Spread Adjustment will be an increase of 0.04% and the Sustainability Fee Adjustment will be an increase of 0.01%, commencing on 90th day and continuing until the Company delivers a KPI Compliance Certificate to the Administrative Agent.
(k)The Sustainability Structuring Agent may at any time give notice of its resignation to the Administrative Agent, the Lenders and the Company. Upon receipt of any such notice of resignation, the Company shall have the right to appoint a successor, which may be a Lender or Affiliate of a Lender; provided that in no event shall any such successor Sustainability Structuring Agent be a Defaulting Lender. The retiring Sustainability Structuring Agent shall not be discharged from any duties and obligations hereunder and under the other Loan Documents until 30 days after the retiring Sustainability Structuring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Company) (the “Sustainability Structuring Agent Resignation Effective Date”). With effect from the Sustainability Structuring Agent Resignation Effective Date, the retiring Sustainability Structuring Agent shall be discharged from any duties and obligations hereunder and under the other Loan Documents.
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Upon the acceptance of a successor’s appointment as Sustainability Structuring Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Sustainability Structuring Agent (other than any rights to indemnity payments owed to the retiring Sustainability Structuring Agent), and the retiring Sustainability Structuring Agent shall be discharged from any duties and obligations hereunder or under the other Loan Documents. After the retiring Sustainability Structuring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Article IX shall continue in effect for the benefit of such retiring Sustainability Structuring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Sustainability Structuring Agent was acting as Sustainability Structuring Agent.
Article III

REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to each of the Lenders as follows (it being agreed that each Borrower other than the Company makes the following representations only as to itself, but that the Company makes such representations as to all the Borrowers):
Section 1.01.Organization; Powers. Each Borrower and each of the Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, to the extent that its jurisdiction of organization recognizes the concept of good standing, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of each Borrower, has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents and to borrow hereunder and thereunder.
Section 1.02.Authorization. The execution, delivery and performance by each Borrower of each Loan Document to which it is or will be a party and the Borrowings and the issuance of Letters of Credit hereunder (collectively, the “Transactions”) (i) have been or, upon execution and delivery thereof, will be duly authorized by all requisite corporate action and (ii) will not (A) violate (x) any provision of any law, statute, rule or regulation (including the Margin Regulations) or of the certificate of incorporation or other constitutive documents or by-laws of such Borrower, (y) any order of any Governmental Authority or (z) any provision of any indenture, material agreement or other instrument to which any Borrower is a party or by which it or any of its property is or may be bound, where such violation is reasonably likely to result in a Material Adverse Effect, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, material agreement or other instrument, where such conflict, breach or default is reasonably likely to result in a Material Adverse Effect or (C) result in the creation or imposition of any lien upon any property or assets of any Borrower.
Section 1.03.Enforceability. This Agreement and each other Loan Document to which any Borrower is a party constitutes a legal, valid and binding obligation of such Borrower enforceable in accordance with its terms.
Section 1.04.Governmental Approvals. No action, consent or approval of, registration or filing with, or other action by any Governmental Authority, other than those which have been taken, given or made, as the case may be, is or will be required with respect to any Borrower in connection with the Transactions.
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Section 1.05.Financial Statements. (a)  The Company has heretofore furnished to the Administrative Agent and the Lenders copies of its consolidated balance sheet and statements of income, cash flow and retained earnings as of and for the fiscal year ended December 31, 2022. Such financial statements present fairly, in all material respects, the consolidated financial condition and the results of operations of the Company and its subsidiaries as of such dates and for such periods in accordance with GAAP.
(a)There has been no material adverse change in the consolidated financial condition of the Company and the Subsidiaries taken as a whole from the financial condition reported in the financial statements for the fiscal year ended December 31, 2022, referred to in paragraph (a) of this Section.
Section 1.06.Litigation. There are no actions, proceedings or investigations filed or (to the knowledge of any Borrower) threatened or affecting any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining any Borrower or any Subsidiary from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of any Borrower or any Subsidiary) threatened against any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect or materially restrict the ability of any Borrower to comply with its obligations under the Loan Documents.
Section 1.07.Federal Reserve Regulations. (a)  Neither any Borrower nor any Subsidiary that will receive proceeds of the Loans hereunder is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(a)No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which would result in a violation of the provisions of the Margin Regulations by any party hereto.
Section 1.08.Investment Company Act. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (the “1940 Act”).
Section 1.09.Use of Proceeds. All proceeds of the Loans and all Letters of Credit shall be used for working capital and other general corporate purposes and in accordance with the provisions of Section 3.07.
Section 1.10.Full Disclosure; No Material Misstatements. None of the representations or warranties made by any Borrower in connection with this Agreement as of the date such representations and warranties are made or deemed made, and neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or the credit facilities established hereby, contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading; provided that, with respect to forecasts or projected financial information contained in the documents referred to above, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and as of the date hereof (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).
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Section 1.11.Taxes. Each Borrower and each of the Significant Subsidiaries has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessments received by it, other than any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have to the extent required by GAAP been set aside.
Section 1.12.Anti-Corruption Laws and Sanctions. The Company and the Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company or any Subsidiary or, to the knowledge of the Company, any of their respective directors or officers, is a Sanctioned Person.
Section 1.13.Affected Financial Institution. No Borrower is an Affected Financial Institution (as defined in Section 10.21).
Section 1.14.Beneficial Ownership Certifications. As of the Effective Date, to the knowledge of the Company, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Section 1.15.Sustainability-Related Information. All information about the Company’s sustainability initiatives or strategy, including, without limitation, the KPI Metrics and any thresholds or targets with respect thereto, which have been or may be provided in writing to the Administrative Agent, the Sustainability Structuring Agent or any Lender by or on behalf of it, or which have been or may be approved by it (collectively, including any KPI Compliance Certificate, the “Sustainability-Related Information”), is true and accurate in all material respects as of the date it is provided or approved and as of the date (if any) of which it is stated; provided that it is understood and agreed that any breach of this Section 3.15 shall not constitute a Default or Event of Default.
Article IV

CONDITIONS OF LENDING
The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
Section 1.01.All Extensions of Credit. On the date of each Borrowing and on the date of each issuance of a Letter of Credit:
(a)The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or 2.22 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have been requested to issue such Letter of Credit as contemplated by Section 2.04.
(b)The representations and warranties set forth in Article III hereof (except those contained in Sections 3.05(b) and 3.06) shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that any representation and warranty that is qualified by materiality shall be true and correct in all respects on and as of the applicable date.
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(c)At the time of and immediately after such Borrowing or issuance of a Letter of Credit no Event of Default or Default shall have occurred and be continuing.
Each Borrowing and issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date of such Borrowing or issuance of a Letter of Credit as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
Section 1.02.Effective Date. On the date of the initial Borrowing or issuance of a Letter of Credit:
(a)The Administrative Agent shall have received favorable written opinions of (i) Gibson Dunn & Crutcher LLP, counsel for the Company, and (ii) Barnes & Thornburg LLP, counsel to the Company, each dated the Effective Date and addressed to the Administrative Agent, the Lenders and the Issuing Banks and satisfactory to the Lenders, the Administrative Agent and Shearman & Sterling LLP, counsel for the Administrative Agent.
(b)The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of its state of incorporation, and a certificate as to the existence of the Company as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or an Assistant Secretary of the Company dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Loan Documents to which the Company is a party and the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation referred to in clause (i) above has not been amended since the date of the last amendment thereto shown on the certificate of existence furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Company; and (iii) a certificate of another officer of the Company as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.
(c)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 (without giving effect to the parenthetical in such paragraph (b)).
(d)The principal of and accrued and unpaid interest on any loans outstanding under the Existing Credit Agreement shall have been paid in full, all other amounts due under the Existing Credit Agreement shall have been paid in full, all letters of credit issued under the Existing Credit Agreement shall have been terminated or shall have become Existing Letters of Credit and the commitments of the lenders and issuing banks under the Existing Credit Agreement shall have been permanently terminated. By execution of this Agreement, each of the Lenders that is a party to the Existing Credit Agreement agrees to waive the requirement of prior notice of the termination of the commitments thereunder.
(e)The Administrative Agent shall have received all Fees and other amounts due and payable for the accounts of the Lenders or for its own account on or prior to the Effective Date and, to the extent invoiced prior to the Effective Date, all fees, charges and disbursements of counsel that the Borrowers have agreed to pay or reimburse.
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(f)(i) The Credit Parties shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender that so requests at least ten Business Days prior to the Effective Date shall have received a Beneficial Ownership Certification in relation to the Company no later than three Business Days prior to the Effective Date.
(g)The Administrative Agent shall have received a promissory note payable to each Lender that shall have requested a promissory note prior to the Effective Date.
Section 1.03.First Borrowing by Each Borrowing Subsidiary. On or prior to the first date on which Loans are made to or Letters of Credit are issued for the benefit of any Borrowing Subsidiary:
(a)The Credit Parties shall have received the favorable written opinion of counsel satisfactory to the Administrative Agent, addressed to the Credit Parties and satisfactory to the Credit Parties and to Shearman & Sterling LLP, counsel for the Administrative Agent, addressing such legal issues as the Administrative Agent or such counsel may reasonably request.
(b)The Administrative Agent shall have received a copy of the Borrowing Subsidiary Agreement executed by such Borrowing Subsidiary.
(c)It shall not be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Subsidiary as provided herein or for any Issuing Bank to issue Letters of Credit for the account of such Subsidiary.
(d)(i) The Credit Parties shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, (ii) the Credit Parties shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in respect of such Borrowing Subsidiary and (iii) if such Borrowing Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender that so requests at least ten Business Days prior to the first date on which Loans are made to or Letters of Credit are issued for the benefit of such Borrowing Subsidiary, shall have received a Beneficial Ownership Certification in relation to such Borrowing Subsidiary no later than three Business Days prior to the first date on which Loans are made to or Letters of Credit are issued for the benefit of such Borrowing Subsidiary.
Article V

AFFIRMATIVE COVENANTS
Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other amounts payable hereunder shall be unpaid or any Letters of Credit have not been canceled or have not expired or any amounts drawn thereunder have not been
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reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will, and the Company will cause each of the Significant Subsidiaries to:
Section 1.01.Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, except where failure to do so could not reasonably be expected to have a Material Adverse Effect, its rights and franchises; provided, however, that nothing in this Section shall prevent transactions expressly permitted under Section 6.04 or the abandonment or termination of the existence, rights or franchises of any Significant Subsidiary or any rights or franchises of any Borrower if such abandonment or termination is in the best interests of the Borrowers and is not disadvantageous in any material respect to the Lenders.
Section 1.02.Business and Properties. Comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including any of the foregoing relating to the protection of the environment or to employee health and safety), whether now in effect or hereafter enacted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain in effect policies and procedures designed to ensure compliance by the Borrowers, the Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, except where failure to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or in a violation of Sanctions by any Lender; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 1.03.Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent for distribution to each Lender:
(a)within 90 days after the end of each fiscal year, its consolidated balance sheet and the related consolidated statements of income and cash flows showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing selected by the Company and accompanied by an opinion of such accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present its financial condition and results of operations on a consolidated basis in accordance with GAAP (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (d) below of an annual report on Form 10-K containing the foregoing);
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related consolidated statements of income, cash flow and stockholders’ equity, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting its financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (d) below of a quarterly report on Form 10-Q containing the foregoing);
(c)concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that, to the best of such Financial
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Officer’s knowledge, no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05;
(d)promptly after the same become publicly available, copies of all reports on forms 10-K, 10-Q and 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or, in the case of the Company, copies of all reports distributed to its shareholders, as the case may be; and
(e)promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent.
Information required to be delivered to the Administrative Agent pursuant to this Section 5.03 shall be deemed to have been distributed to the Lenders if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an DebtDomain or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered to the Administrative Agent providing notice of such posting or availability). Information required to be delivered pursuant to this Section 5.03 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
Section 1.04.Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses (it being understood that the Borrowers and the Significant Subsidiaries may self-insure to the extent customary with companies similarly situated and in the same or similar businesses).
Section 1.05.Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its material property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.
Section 1.06.Litigation and Other Notices. Give the Administrative Agent prompt written notice of the following (which the Administrative Agent shall promptly provide to the Lenders):
(a)the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding which is reasonably likely to result in a Material Adverse Effect;
(b)any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
(c)any change in any of the Ratings; and
(d)(i) any Significant ESG Event and the related Closing of the Significant ESG Event and (ii) any KPI Compliance Certificate Inaccuracy; provided that it is understood and agreed that any breach of this Section 5.06(d) shall not constitute a Default or Event of Default.
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Section 1.07.Access to Properties and Inspections. Upon reasonable notice, at all reasonable times, permit any authorized representative designated by the Administrative Agent or any Lender (in coordination with the Administrative Agent) to visit and inspect the properties of the Company and of any Significant Subsidiary and to discuss the affairs, finances and condition of the Company and any Significant Subsidiary with a Financial Officer of the Company and such other officers as the Company shall deem appropriate; provided that, unless a Default or an Event of Default has occurred and is continuing, no more than one such visit and inspection shall be permitted within four consecutive fiscal quarters.
Section 1.08.Use of Proceeds. (a) Use the proceeds of the Loans and the Letters of Credit only for working capital and other general corporate purposes.
(a)Not request any Borrowing or Letter of Credit, and not, directly or, to its knowledge, indirectly, use or otherwise make available, and procure that each Subsidiary shall not, directly or, to such Subsidiary’s knowledge, indirectly, use or otherwise make available, the proceeds of any Borrowing or any Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, except where such violation could not reasonably be expected to have a Material Adverse Effect (B) except as permitted by Sanctions, for the purpose of funding or financing any activities, business or transaction of or with (i) any Sanctioned Person, (ii) any Person located, organized or resident in, or to the applicable Borrower’s knowledge controlled by the government of, a Sanctioned Country or (iii) any Person owned, directly or indirectly, 50% or more by one or more Persons described in the preceding clauses (i) and (ii), (C) except as permitted by Sanctions, in any country that, at the time such proceeds are used or otherwise made available, is a Sanctioned Country or (D) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Article VI

NEGATIVE COVENANTS
Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other amounts payable hereunder shall be unpaid or any Letters of Credit have not been canceled or have not expired or any amounts drawn thereunder have not been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will not, and the Company will not cause or permit any of the Subsidiaries to:
Section 1.01.Priority Indebtedness. Create, incur, assume or permit to exist any Priority Indebtedness other than:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness existing on the date hereof and set forth on Schedule 6.01, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that no additional Subsidiaries will be added as obligors or guarantors in respect of any Indebtedness referred to in this clause (b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the date hereof);
(c)Indebtedness of any Subsidiary to the Company or any other Subsidiary, or Indebtedness of the Company to any Subsidiary; provided that no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;
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(d)Indebtedness (including Capital Lease Obligations and obligations under conditional sale or other title retention agreements) incurred to finance the acquisition, construction or improvement of, and secured only by, any fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or guarantors in respect thereof and that are not secured by any additional assets; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that such Indebtedness and any Liens securing the same exist at the time such Person becomes a Subsidiary (or is so merged or consolidated) and are not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation), and any such Liens do not extend to additional assets of the Company or any Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or guarantors in respect thereof and that are not secured by any additional assets;
(f)Indebtedness of any Foreign Subsidiary incurred after the date hereof, the net proceeds of which are promptly dividended to the Company or one or more Domestic Subsidiaries; provided that such Indebtedness is not secured by assets of the Company or any Domestic Subsidiary; and
(g)other Priority Indebtedness to the extent the sum, without duplication, of (i) the aggregate amount thereof outstanding at any time and (ii) the aggregate sales price for the assets transferred in all sale and lease-back arrangements permitted under Section 6.03 and in effect at any time shall not exceed the greater of (i) $350,000,000 and (ii) 10% of Consolidated Net Tangible Assets.
Section 1.02.Liens. Create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Encumbrances;
(b)Liens existing on the date hereof and set forth on Schedule 6.02, and extensions or renewals of any such Liens that do not extend to additional assets or increase the amount of the obligations secured thereby;
(c)any Lien securing indebtedness of a Subsidiary to the Company or another Subsidiary or of the Company to a Subsidiary, provided that in the case of any sale or other disposition of such indebtedness by the Company or a Subsidiary, such sale or other disposition shall be deemed to constitute the creation of another Lien not permitted by this clause (c);
(d)Liens deemed to exist in connection with sale and lease-back transactions permitted under Section 6.03;
(e)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure only Indebtedness (including Capital Lease Obligations and obligations under conditional sale or other title retention
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agreements) permitted by Section 6.01(d) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not extend to any other asset of the Company or any Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;
(f)any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not extend to any other asset of the Company or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;
(g)sales of accounts receivable and interests therein pursuant to Securitization Transactions constituting Priority Indebtedness permitted under Section 6.01; and
(h)Liens securing other Priority Indebtedness to the extent such Priority Indebtedness and such Liens are permitted under Section 6.01 and Liens securing Non-Speculative Hedging Agreements.
Section 1.03.Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except (a) any such arrangement entered into with respect to a property within 180 days after the acquisition thereof and (b) other such arrangements to the extent the sum, without duplication, of (a) the aggregate sales price for the assets transferred in all such arrangements in effect at any time and (b) the aggregate amount of Priority Indebtedness permitted under Section 6.01(g) and outstanding at such time shall not exceed the greater of (i) $350,000,000 and (ii) 10% of Consolidated Net Tangible Assets.
Section 1.04.Fundamental Changes. (a) In the case of the Company or any other Borrower, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result from such transaction, (a) the Company or any Borrower may merge or consolidate with any Person if (i) in the case of any such merger involving the Company, the Company is the surviving Person and (ii) in the case of any other such Merger, a Borrower is the surviving Person and (b) any Borrower other than the Company may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to, or liquidate or dissolve into, (i) the Company or (ii) any other Person, provided that the Administrative Agent shall have first received an effective Borrowing Subsidiary Termination with respect to such Borrower and such disposition, liquidation or dissolution will not account for all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.
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(a)Remain engaged primarily in businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement and businesses reasonably related thereto.
Section 1.05.Leverage Ratio. (a) Permit the Leverage Ratio to be greater than 3.5 to 1.00; provided that, upon written notice (such notice, an “Increase Leverage Notice”) to the Administrative Agent from the Company (which the Administrative Agent shall promptly provide to the Lenders) that a Material Acquisition has been consummated, the Company will be permitted to maintain a Leverage Ratio of not greater than 4.00 to 1.00 for the period of four consecutive fiscal quarters beginning with the fiscal quarter during which such acquisition is consummated; provided, further, that after the effectiveness of such an Increase Leverage Notice, the Company shall maintain a Leverage Ratio of 3.50 to 1.00 or less for not fewer than four fiscal quarters before a subsequent Increase Leverage Notice may be delivered to the Administrative Agent; and
(a)Notwithstanding anything to the contrary set forth herein, with respect to any Material Acquisition, until (and including) the earlier of (A) the date such Material Acquisition is consummated and (B) the date on which the acquisition agreement in respect of such Material Acquisition terminates or expires, any Indebtedness incurred by the Company or any of its Subsidiaries to finance such Material Acquisition shall be disregarded for the purpose of determining compliance with Section 6.05(a) to the extent that, and so long as, the cash proceeds of such Indebtedness are held in escrow on customary terms.
Article VII

EVENTS OF DEFAULT
In case of the happening of any of the following events (each an “Event of Default”):
(a)any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings or issuances of Letters of Credit hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished (other than, for the avoidance of doubt, any KPI Compliance Certificate Inaccuracy; provided that the Company complies with the terms of Section 2.24(c) with respect to such KPI Compliance Certificate Inaccuracy);
(b)default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;
(d)default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.01, 5.06(b), 5.08(b) or Article VI;
(e)default shall be made in the due observance or performance of any covenant, condition or agreement contained herein or in any other Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the
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Company. For the avoidance of doubt, it is understood and agreed that any breach of any of the Sustainability-Related Provisions shall not constitute a Default or Event of Default);
(f)the Company or any Subsidiary shall (i) fail to pay any principal, interest or other required payment (including required margin payments under Hedging Agreements), regardless of amount, due in respect of any Material Indebtedness beyond the period of grace, if any, provided in the agreement or instrument under which such Material Indebtedness was created; or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness (other than under one or more Non-Speculative Hedging Agreements), or any other event shall occur or condition shall exist, beyond the period of grace, if any, provided in such agreement or instrument referred to in this clause (ii), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness (other than under one or more Non-Speculative Hedging Agreements) or a trustee on its or their behalf or the applicable counterparty to cause, an acceleration of the maturity of such Material Indebtedness or a termination or similar event in respect thereof;
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of the property or assets of the Company or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company or any Significant Subsidiary or (iii) the winding up or liquidation of the Company or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)one or more final judgments shall be entered by any court against the Company or any of the Subsidiaries for the payment of money in an aggregate amount in excess of $175,000,000 and such judgment or judgments shall not have been paid, covered by insurance, discharged or stayed for a period of 60 days, or a warrant of attachment or execution or similar process shall have been issued or levied against property of the Company or any of the Subsidiaries to enforce any such judgment or judgments;
(j)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect; or
(k)the guarantee of the Company hereunder shall cease to be, or shall be asserted by the Company in writing not to be, a legal, valid or binding obligation of the Company; or
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(l)a Change in Control shall occur;
then, and in every such event (other than an event with respect to any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding, (iii) require the Borrowers to deposit with the Administrative Agent cash collateral in an amount equal to the aggregate L/C Exposures to secure the Borrowers’ reimbursement obligations under Section 2.04; and, in the case of any event with respect to any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding, and the Borrowers shall deposit with the Administrative Agent cash collateral in an amount equal to the aggregate L/C Exposure to secure the Borrowers’ reimbursement obligations under Section 2.04.
Article VIII

GUARANTEE
The Company unconditionally and irrevocably guarantees the due and punctual payment and performance, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, of the Obligations. The Company further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.
To the fullest extent permitted by applicable law, the Company waives presentment to, demand of payment from and protest to the Borrowing Subsidiaries of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrowing Subsidiaries under the provisions of any Loan Document or otherwise; or (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of any Loan Document, any guarantee or any other agreement.
The Company further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any of the security, if any, held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender, in favor of the Borrowing Subsidiaries or any other Person.
Except to the extent that any Tax is required to be withheld or deducted under applicable law or regulation, but subject to the provisions of Section 2.19, the obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination
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for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under any Loan Document, any guarantee or any other agreement, by any law or regulation of any jurisdiction or any other event affecting any term of the Obligations, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or that would otherwise operate as a discharge of the Company as a matter of law or equity.
To the fullest extent permitted by applicable law, the Company waives any defense based on or arising out of any defense available to the Borrowing Subsidiaries, including any defense based on or arising out of any disability of the Borrowing Subsidiaries, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowing Subsidiaries or any other circumstances that might constitute a defense of any of the Borrowing Subsidiaries, other than final and indefeasible payment in full in cash of the Obligations. The Administrative Agent, the Issuing Banks and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, compromise or adjust any part of the Obligations, make any other accommodation with any of the Borrowing Subsidiaries or exercise any other right or remedy available to them against the Borrowing Subsidiaries, or any security without affecting or impairing in any way the liability of the Company hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, the Company waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against the Borrowing Subsidiaries or any security.
The Company further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay or cause to be paid to the Administrative Agent in cash the amount of such unpaid Obligation.
The Company hereby irrevocably waives and releases any and all rights of subrogation, indemnification, reimbursement and similar rights which it may have against or in respect of the Borrowing Subsidiaries at any time relating to the Obligations, including all rights that would result in its being deemed a “creditor” of the Borrowing Subsidiaries under the United States Code as now in effect or hereafter amended, or any comparable provision of any successor statute.
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Article IX

AGENCY
Section 1.01.Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and except as provided in Section 9.06, neither the Company nor any Borrower shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 1.02.Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or Issuing Banks.
Section 1.03.Exculpatory Provisions. Neither of the Agents shall have any duties or obligations except those expressly set forth in the Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither of the Agents shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither of the Agents shall have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that neither of the Agents shall be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, rule or regulation, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law, and (c) except as expressly set forth in the Loan Documents, neither of the Agents shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by any bank serving as Administrative Agent, Sustainability Structuring Agent or any of its Affiliates in any capacity. Neither of the Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence, willful misconduct or fraud, as determined by a court of competent jurisdiction by a final and non-appealable judgment. Neither of the Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is
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given to such Agent by the Company, a Lender or an Issuing Bank, and neither of the Agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
Section 1.04.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 1.05.Delegation of Duties. The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent (including the Sub-Agent) and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 1.06.Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted
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by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent (and its sub-agents) shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent and its Related Parties, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent and its sub-agents (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent and its Related Parties), and the retiring or removed Administrative Agent (and its sub-agents) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and a Swing Line Lender. If Citibank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Exposure with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed L/C Disbursements pursuant to Section 2.02(d). If Citibank resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.22(d). Upon the appointment by the Company of a successor Issuing Bank or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender that agrees to accept such appointment), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as applicable, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citibank to effectively assume the obligations of Citibank with respect to such Letters of Credit.
Section 1.07.Non-Reliance on Administrative Agent, Sustainability Structuring Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent or any
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other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 1.08.Acknowledgment of Lenders. Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or an Accession Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Section 1.09.Enforcement of Rights. No Lender or Issuing Bank shall have any right individually to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders and the Issuing Bank in accordance with the terms thereof. Each Lender and each Issuing Bank will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.
Section 1.10.No Other Duties, Etc. Notwithstanding anything herein to the contrary, neither the Lead Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent, a Documentation Agent or a Joint Bookrunner shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.
Section 1.11.Lender ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration
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of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
As used in this Section:
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
Section 1.12.Erroneous Payments
. (a) If the Administrative Agent (x) notifies a Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise,
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individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, Issuing Bank or Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of
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principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments ) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Company shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
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(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrowers’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any Borrower; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Article X

MISCELLANEOUS
Section 1.01.Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or by electronic communication, as follows:
(i)if to any Borrower, to Xylem Inc., 1 International Drive, Rye Brook, NY 10573, Attention of E. Mark Rajkowski, Chief Financial Officer (Fax No. 914-323-5952; E-mail: mark.rajkowski@xyleminc.com), as agent for such Borrower;
(ii)if to the Administrative Agent, to Citibank, N.A., One Penns Way, OPS 2/2, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (646)-274-5080; Telephone No. (302) 894-6010; Email: glagentofficeops@citi.com);
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(iii)if to the Sub-Agent, to Citibank Europe PLC, UK Branch, 33 Canada Square, Canary Wharf, London, England E14 5LB, United Kingdom, Attention of: Loans Agency (E-mail: as notified by the Sub-Agent from time to time);
(iv)if to any Issuing Bank, to it at its address (or fax number or e-mail address) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number or e-mail address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and
(v)if to any other Lender, to it at its address (or fax number or e-mail address) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in this clause (a) and paragraph (b) below shall be effective as provided in such paragraph.
(a)Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.
(b)Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.
(c)The Borrowers agree that the Administrative Agent may make any Communications available to the Credit Parties by posting the Communications on IntraLinks, DebtDomain or a substantially similar electronic transmission system, access to which is controlled by the Administrative Agent (the “Platform”). The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. The Administrative Agent and its Affiliates and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Agent Parties”) shall have no liability to the Borrowers, any Lender or any other Person or entity for damages (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Platform, other than for direct damages resulting from the gross negligence, willful misconduct or fraud of an Agent Party as found in a final, nonappealable judgment by a court of competent jurisdiction (it being agreed that the Agent Parties will in no event be liable for indirect, special, incidental, consequential or punitive damages, losses or expenses arising out the transmission of communications through the Platform).
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Section 1.02.Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and issuance of Letters of Credit regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid, any Letter of Credit is outstanding or the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of any Letter of Credit, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.
Section 1.03.Binding Effect. This Agreement shall become effective on the Effective Date and when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.
Section 1.04.Successors and Assigns. (a)  Successors and Assigns Generally. The provisions of this Agreement, including all covenants, promises and agreements by or on behalf of any party there are contained herein, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.04(b), (ii) by way of participation in accordance with the provisions of Section 10.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
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(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Revolving Commitments, L/C Commitments and Swing Line Commitments on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.04(b)(i)(B) and, in addition:
(A)the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the prior written consent of each Issuing Bank and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary thereof. Without providing (1) prior notice to the Administrative Agent and (2) information reasonably requested by the Administrative Agent so that it may comply with information reporting requirements under the Code, no such assignment shall be made to a prospective assignee that bears a relationship to any Borrower described in Section 108(e)(4) of the Code.
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(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.04(c), from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).
(b)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of a duly completed Assignment and Assumption executed by an assigning lender and an assignee together with the Administrative Questionnaire completed in respect of the assignee (if required), the processing and recordation fee referred to in Section 10.04(b)(iv), and the written consents required under Section 10.04(b)(iii), the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of
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this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c)Participations. Any Lender may at any time, without the consent of, or notice to, the Company, the Administrative Agent, any Issuing Bank or any Swing Line Lender, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) without providing (1) prior notice to the Administrative Agent and (2) information reasonably requested by the Administrative Agent so that it may comply with information reporting requirements under the Code, no participation shall be made to a prospective Participant that bears a relationship to any Borrower described in Section 108(e)(4) of the Code. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.05(c) with respect to any payments made by such Lender to its Participant(s).
(d)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the written consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment(s), or extend the time or waive any requirement for the reduction or termination, of such Lender’s Commitment(s), (ii) extend the date fixed for the payment of principal of or interest on the related Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee. The Borrowers agree that each Participant shall be entitled to the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were the selling Lender and had acquired its interest by assignment pursuant to Section 10.04(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.20 as if it were an assignee under Section 10.04(b); and (B) shall not be entitled to receive any greater payment under Sections 2.13, 2.15 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive had it continued to hold the interest of such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.12 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any
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Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement for the benefit of the Company whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank or otherwise, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder in the form of Exhibit F.
Section 1.05.Expenses; Indemnity. (a)  The Borrowers agree to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Sustainability Structuring Agent, the Lead Arrangers and the Joint Bookrunners named on the cover of this Agreement and their Affiliates in connection with the arrangement and syndication of the credit facility established hereby and the preparation, negotiation, execution and delivery of the Loan Documents (and all related commitment or fee letters) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof, or incurred by the Administrative Agent, the Sustainability Structuring Agent or any Lender in connection with the administration, enforcement or protection of their rights in connection with the Loan Documents (including all such out-of-pocket expenses incurred during any workout or restructuring) or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent, the Sustainability Structuring Agent and each Lead Arranger and Joint Bookrunner or, in the case of enforcement or protection of their rights, the Lenders (which, in the case of preparation, negotiation, execution, delivery and administration of the Loan Documents, but not the enforcement or protection of rights thereunder, shall be limited to a single counsel for the Administrative Agent, the Sustainability Structuring Agent, the Lead Arrangers and the Joint Bookrunners).
(a)The Borrowers agree to indemnify the Administrative Agent, the Sustainability Structuring Agent, the Lead Arrangers, the Syndication Agent and the Joint Bookrunners named on the cover page of this Agreement, the Issuing Banks, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the arrangement and syndication of the credit facility established hereby and the preparation, negotiation, execution and delivery of the Loan Documents (and all related commitment or fee letters) or consummation of the transactions contemplated thereby, (ii) the use of the proceeds of
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the Loans or issuance of Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether initiated by any third party or by any Borrower and whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and non-appealable judgment of a court of competent jurisdiction (i) to have resulted from the gross negligence, willful misconduct or fraud of such Indemnitee or (ii) to have resulted from any material breach by such Indemnitee of its agreements under the Loan Documents that is not cured promptly after coming to the attention of such Indemnitee.
(b)To the extent that the Borrowers fail to pay any amount required to be paid under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), the Sustainability Structuring Agent or any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Sustainability Structuring Agent, such Issuing Bank, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), the Sustainability Structuring Agent or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Sustainability Structuring Agent or any Issuing Bank in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Credit Exposures and unused Revolving Commitments at the time such payment is sought (or most recently outstanding and in effect).
(c)To the fullest extent permitted by applicable law, neither the Borrowers nor any of the Administrative Agent, the Sustainability Structuring Agent, the Lead Arrangers, the Syndication Agent and the Joint Bookrunners named on the cover page of this Agreement, the Issuing Banks, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such Person being called a “Protected Parties”) shall assert, or permit any of their Affiliates or Related Parties to assert, and the Borrowers and Protected Parties hereby waive, any claim against any Borrower or any Protected Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement, instrument or transaction contemplated hereby or thereby, or any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this paragraph (d) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(d)The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, the Issuing Banks or any Lender. All amounts due under this Section shall be payable on written demand therefor.
(e)Notwithstanding any other provision, this Section 10.05 shall not apply with respect to any matters, liabilities or obligations relating to Taxes.
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Section 1.06.APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 1.07.Waivers; Amendment. (a)  No failure or delay of the Administrative Agent, the Issuing Banks or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(a)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided that no such agreement shall (i) increase the Commitment(s) of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16, Section 2.17, or change any other provision of any Loan Document in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) limit or release the guarantee set forth in Article VIII, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Sustainability Structuring Agent, any Issuing Bank or any Swing Line Lender hereunder without the prior written consent of the Administrative Agent, the Sustainability Structuring Agent, such Issuing Bank or such Swing Lien Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Sustainability Structuring Agent, the applicable Issuing Bank and the applicable Swing Lien Lender) if (i) by the terms of such agreement the Commitment(s) of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
Section 1.08.Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter and any commitment advices submitted by them in connection with the credit facility established hereby (but do not supersede any other provisions of any such
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commitment letter or fee letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto (and Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 1.09.Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 1.10.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and any related documents, including any Assignment and Assumption, shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 1.11.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 1.12.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Company or any Borrowing Subsidiary against any and all of the obligations of the Company or any Borrowing Subsidiary now or hereafter existing under any Loan Document held by such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand thereunder and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Company and the Administrative Agent after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application; provided that the
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failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 1.13.JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a)  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY OR ANY RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY LETTER OF CREDIT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY FORUM OTHER THAN ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(a)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR THEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(b)EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH BORROWING SUBSIDIARY THAT IS A FOREIGN SUBSIDIARY HEREBY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT MAY BE MADE UPON THE CORPORATE SECRETARY OF THE COMPANY AT 1 INTERNATIONAL DRIVE, RYE BROOK, NY 10573 (THE “PROCESS AGENT”) AND EACH SUCH BORROWING SUBSIDIARY HEREBY IRREVOCABLY APPOINTS THE PROCESS AGENT ITS AUTHORIZED AGENT TO ACCEPT SUCH SERVICE OF PROCESS, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON.
Section 1.14.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE,
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AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.
Section 1.15.Borrowing Subsidiaries. The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company. As soon as practicable upon receipt thereof, the Administrative Agent shall post a copy of such Borrowing Subsidiary Agreement for review by the Lenders. Each Borrowing Subsidiary Agreement shall become effective on the date 10 Business Days after it has been posted by the Administrative Agent (but in no event before the fifth Business Day after the receipt by any Lender of any information reasonably requested by it not later than the third Business Day after the posting date of such Borrowing Subsidiary Agreement under the USA PATRIOT Act or other “know-your-customer” laws and if the Borrowing Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, unless prior thereto the Administrative Agent shall have received written notice from any Lender (a) that it is unlawful under Federal or applicable state or foreign law for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary as provided herein or (b) solely with respect to any Subsidiary organized under the laws of a jurisdiction outside the United States of America, that such Lender is restricted by internal policies of general applicability from extending credit under this Agreement to Persons in the jurisdiction in which such Subsidiary is located (a “Notice of Objection”), in which case such Borrowing Subsidiary Agreement shall not become effective until such time as such Lender withdraws such Notice of Objection or ceases to be a Lender hereunder. Upon the effectiveness of a Borrowing Subsidiary Agreement as provided in the preceding sentence, the applicable Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement. In the event that a Lender submits a Notice of Objection, the Company shall have the right, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the requirements of Section 10.04) all its interests, rights and obligations hereunder to another financial institution which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the applicable Borrowers, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made and participations in L/C Disbursements funded by it hereunder and all other amounts accrued for its account or owed to it hereunder. Upon the execution by the Company and a Borrowing Subsidiary and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to such Borrowing Subsidiary, such Borrowing Subsidiary shall cease to be a Borrowing Subsidiary hereunder; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to obtain further Loans or Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender. Notwithstanding the foregoing, the designation of any Subsidiary that is organized under the laws of a jurisdiction other than the United States shall not become effective until the applicable provisions of Section 2.19 for delivery of required non-US tax forms shall be amended in such manner, if necessary, as is advisable in the reasonable judgment of the Administrative Agent in view of the tax laws of such jurisdiction or any tax treaty to which such jurisdiction is party.
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Section 1.16.Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(c)The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 1.17.USA PATRIOT Act; Beneficial Ownership Regulation. Each Lender hereby notifies the Borrowers that pursuant to the requirements of each of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with its requirements.
Section 1.18.No Fiduciary Relationship. The Company, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Sustainability Structuring Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Sustainability Structuring Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
Section 1.19.Non-Public Information. (a) Each Lender acknowledges that all non-public information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender hereby advises the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.
(d)Each Borrower and each Lender acknowledges that, if information furnished by any Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that such Borrower has indicated as containing MNPI solely on that portion of the Platform designated for representatives of Lenders that are willing to receive MNPI and (ii) if
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such Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for representatives of Lenders that are willing to receive MNPI. Each Borrower agrees to clearly designate all information provided to the Administrative Agent that constitutes MNPI, and the Administrative Agent shall be entitled to rely on any such designation without liability or responsibility for the independent verification thereof.
Section 1.20.Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks (each, a “Recipient”) agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis, to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and each Recipient hereby agrees to be, and shall be, responsible for any breach of the confidentiality provisions of this Section 10.20 by its Affiliates and Related Parties); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder or (iii) to any credit insurance or risk protection provider relating in particular to the any Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Company; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company who, to the knowledge of the Administrative Agent, such Lender or such Issuing Bank or Affiliate after due inquiry, did not acquire such information as a result of a breach of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary summary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” shall mean all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any Subsidiaries; provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
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Section 1.21.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
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“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Loan Market Association” shall mean the London trade association, which is the self-described authoritative voice of the syndicated loan markets in Europe, the Middle East and Africa.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
XYLEM INC., as Borrower,
By    /s/ Michael McGeever
Name: Michael McGeever
Title: Vice President and Treasurer

    [Xylem Inc. Credit Agreement Signature Page]

CITIBANK, N.A., individually and as Administrative Agent,
By    /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

    [Xylem Inc. Credit Agreement Signature Page]

CITIBANK EUROPE PLC, UK BRANCH, as Sub-Agent,
By    /s/ Alasdair Garnhams
Name: Alasdair Garnham
Title: Vice President

    [Xylem Inc. Credit Agreement Signature Page]

BNP PARIBAS,
by
/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

by
/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

    [Xylem Inc. Credit Agreement Signature Page]

ING BANK N.V., DUBLIN BRANCH,
by
/s/ Cormac Langford
Name: Cormac Langford
Title: Director

by
/s/ Sean Hassett
Name: Sean Hassett
Title: Director

    [Xylem Inc. Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A.,
by
/s/ Jonathan Bennett
Name: Jonathan Bennett
Title: Executive Director

    [Xylem Inc. Credit Agreement Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
by
/s/ Kay Reedy Name: Kay Reedy Title: Managing Director

    [Xylem Inc. Credit Agreement Signature Page]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,
by
/s/ Wendy Tso
Name: Wendy Tso
Title: Director

    [Xylem Inc. Credit Agreement Signature Page]

DEUTSCHE BANK AG NEW YORK BRANCH,
by
/s/ Douglas Darman
Name: Douglas Darman
Title: Director

by
/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

    [Xylem Inc. Credit Agreement Signature Page]

TD BANK, N.A.,
by
/s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

    [Xylem Inc. Credit Agreement Signature Page]

U.S. BANK NATIONAL ASSOCIATION,
by
/s/ Kenneth R. Fieler
Name: Kenneth R. Fieler
Title: Vice President

    [Xylem Inc. Credit Agreement Signature Page]

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) FRANKFURT BRANCH,
by
/s/ Leirback
Name: Leirback

by
/s/ Geraldine Maschke
Name: Geraldine Maschke
Title: Head of Client Portfolio Management Germany

    [Xylem Inc. Credit Agreement Signature Page]

SVENSKA HANDELSBANKEN AB (PUBL), NEW YORK BRANCH,
by
/s/ Beatrice Wassing
Name: Beatrice Wassing
Title: Senior Vice President

by
/s/ Nancy D. Albert
Name: Nancy D. Albert
Title: Vice President

AMERICAS/2023579349.7    105